UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Packaging Corporation of America
(Name of Registrant as Specified in Its Charter)
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PACKAGING CORPORATION OF AMERICA

March 28, 2024

Dear PCA Stockholder:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders to be held at our corporate office, located at 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 8, 2024 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is our 2023 Annual Report to Stockholders.

It is important that your shares are represented at the meeting. You may vote over the Internet or by mailing a proxy or voting instruction card. Whether or not you expect to attend the meeting, please vote your shares by following the voting instructions on your notice of availability of proxy materials or your proxy or voting instruction card.

Sincerely,

Mark W. Kowlzan Chairman and Chief Executive Officer

PACKAGING CORPORATION OF AMERICA

1 N. Field Court

Lake Forest, Illinois 60045

(847) 482-3000

NOTICE OF THE

2024 ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2024

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, on May 8, 2024, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the eleven nominees for director named in the proxy statement for a one-year term to expire at the 2025 Annual Meeting of Stockholders;

•	ratify the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditor;

•	approve our Second Amended and Restated 1999 Long-Term Equity Incentive Plan;

•	vote on a non-binding proposal to approve our executive compensation;

•	vote on a shareholder proposal, if properly presented at the meeting; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 15, 2024 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the voting instructions on your notice of availability of proxy materials or your proxy or voting instruction card. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Kent A. Pflederer
Corporate Secretary

March 28, 2024

PACKAGING CORPORATION OF AMERICA

1 N. Field Court

Lake Forest, Illinois 60045

(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2024 Annual Meeting of Stockholders to be held on May 8, 2024 at 8:30 a.m., central time, at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 28, 2024 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2025 Annual Meeting of Stockholders (Item 1);

•	ratifying the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditors (Item 2);

•	approving the Second Amended and Restated 1999 Long-Term Equity Incentive Plan (Item 3);

•	voting on a non-binding proposal to approve our executive compensation (Item 4); and

•	voting on a shareholder proposal regarding director resignations, if properly presented at the Meeting (Item 5).

The board of directors recommends that you vote your shares FOR each of the director nominees, FOR Items 2 through 4, and AGAINST Item 5.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 15, 2024, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of March 15, 2024 we had 89,754,751 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner. We expect that nominees will not have discretionary authority for Items 1 (Election of Directors), 3 (Approval of Second Amended and Restated 1999 Long-Term Equity Incentive Plan), 4 (Approval of Executive Compensation), and 5 (Shareholder Proposal Regarding Director Resignations) and will have discretionary authority for Item 2 (Ratification of Independent Registered Public Accounting Firm).

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

Why did I receive notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The Securities and Exchange Commission (SEC) permits us to furnish proxy materials by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The notice instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting those materials.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you may vote on matters to come before the meeting in two ways:

•	by completing, dating and signing your proxy card and returning it in the enclosed postage-paid envelope;

•	voting online by following the instructions on your notice of availability of proxy materials, proxy or voting instruction card; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return a proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated, for approval of Items 2 through 4 and against Item 5. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Employee Stock Ownership Plan (which holds the PCA Common Stock Fund in both the Packaging Corporation of America Retirement Savings Plan for Salaried Employees and the Packaging Corporation of America Thrift Plan for Hourly Employees), you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

Greatbanc Trust Company (“GTC”) has the responsibility for monitoring the continued investment of PCA common stock held in the plans. GTC is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by GTC, in its discretion.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	voting again over the Internet;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

If your shares are held in the 401(k) plans, you may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than May 3, 2024.

What vote is required to approve each item?

Election of Directors. The election of directors at the 2024 annual meeting will be an uncontested election. A “majority of the vote” of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director (Item 1). Pursuant to our bylaws, a “majority of the vote” is achieved in an uncontested director election if a director receives more votes “for” than “against” his or her election, with abstentions and broker non-votes disregarded.

Other Matters. The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to approve the matters in Items 2, 3, 4 and 5. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker non-votes, if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

What happens if a nominee for director does not receive a majority of the vote in an uncontested election?

Ten of the eleven nominees for election to the board of directors at the 2024 annual meeting are incumbent directors currently serving on the board and the election is uncontested. Ms. Gowland is being nominated for election for the first time. An incumbent director nominee who does not receive the necessary number of votes to be elected at the annual meeting would, under Delaware law, continue to serve on the board as a “holdover director.” However, under our bylaws, any director who fails to receive the necessary number of votes to be elected must tender his or her resignation to the board promptly. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation and publicly disclose its decision within 90 days following certification of the stockholder vote. If Ms. Gowland does not receive a majority of the vote, she will not be elected to the board.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $11,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2024

This proxy statement and our 2023 Annual Report to Stockholders are available at www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board currently has ten directors. Effective upon the time of the 2024 annual meeting, the size of the board will be increased to 11 directors. The 11 nominees named below are proposed to be elected at the annual meeting to serve until the 2025 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you vote against the nominee or abstain. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election. If such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Mark W. Kowlzan is 69 years old and has served as Chief Executive Officer and a director of PCA since July 2010 and as Chairman since January 2016. From 1998 through June 2010, Mr. Kowlzan led PCA’s containerboard mill system, first as Vice President and General Manager and then as Senior Vice President—Containerboard. From 1996 through 1998, Mr. Kowlzan served in various senior operating positions with PCA in its mill operations, including as manager of the Counce, Tennessee linerboard mill. Prior to joining PCA, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational and managerial positions within its mill organization. Mr. Kowlzan has been a member of the board of directors of American Forest & Paper Association since February 2011. Mr. Kowlzan was chosen to serve on our board primarily for his extensive leadership and technical expertise in the paper and packaging industries and his familiarity with our business through his leadership of our containerboard mill system and our company. Mr. Kowlzan self identifies as a Caucasian male.

Cheryl K. Beebe is 68 years old and has served as a director of PCA since May 2008. From February 2004 until her retirement in February 2014, Ms. Beebe served as the Chief Financial Officer of Ingredion Incorporated (formerly named Corn Products International, Inc.), a manufacturer and seller of a number of ingredients to food and industrial customers. Ms. Beebe previously served Ingredion as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. From 1980 to 1997, she served in various financial positions of increasing responsibility for Corn Products. Ms. Beebe is a member of the board of directors of The Mosaic Company and served on the boards of directors of Convergys Corporation and Hanesbrands, Inc. during the past five years. Ms. Beebe is a trustee of Goldman Sachs Asset Management funds. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and the strategic and business issues and risks similar to those facing PCA. Ms. Beebe self identifies as a Caucasian female.

Duane C. Farrington is 65 years old and has served as a director of PCA since August 2015. Mr. Farrington was employed by State Farm Mutual Automobile Insurance Company from 1980 until his retirement in 2020. He served State Farm as Senior Vice President for Sales and Operations in the mid-Atlantic operation from 2005 to 2008. He moved to the corporate headquarters in 2009 and was named Executive Vice President and Chief Administrative Officer in 2013 and served in such position until he retired in 2020. In his State Farm senior leadership role, he had overall responsibility for the organization’s information technology, systems and business integration, information security, and innovation functions. Mr. Farrington earned the Chartered Property Casualty Underwriter (CPCU) designation in 1995. Mr. Farrington was chosen to serve on our board primarily because of his extensive experience with information technology and security, as well as his business experience gained from 40 years of service at State Farm. Mr. Farrington self identifies as an African-American male.

Karen E. Gowland is 65 years old and is nominated for election to our board for the first time at the 2024 annual meeting. Before her retirement in March 2014, Ms. Gowland was vice president, general counsel, and corporate secretary for Boise Inc, a manufacturer of packaging and paper products, from February 2008 to July 2010 and senior vice president, general counsel and secretary from July 2010 until we acquired Boise in October 2013. From October 2004 to February 2008, Ms. Gowland served as vice president, general counsel, and corporate secretary of Boise Cascade, L.L.C. During her 30 years in the forest products, paper and packaging industries, Ms. Gowland held various legal and compliance positions, which included over 15 years of experience as a corporate secretary for various public and private entities. Ms. Gowland currently serves on the board of directors of Boise Cascade Company, a producer of engineered wood products and plywood and a distributor of building products. Ms. Gowland was chosen to serve on our board due to her relevant experience as an executive in our industry, including serving as a general counsel addressing risks and issues similar to those we face, as well as her background in governance and compliance matters. Ms. Gowland self identifies as a Caucasian female.

Donna A. Harman is 64 years old and has served as a director of PCA since December 2019. She served as President and Chief Executive Officer of American Forest and Paper Association (AF&PA), the national trade association of the paper and wood products industries, from 2007 until her retirement in 2019. Earlier in her career, she held positions as AF&PA’s senior vice president, policy and government affairs, served in governmental affairs for Champion International Corporation and The Dow Chemical Company and served as a legislative assistant in Congress. Ms. Harman is the 2019 recipient of the Bryce Harlow award, which recognizes her exemplary career in business-government relations. Ms. Harman was chosen to serve on our board primarily for her considerable experience with sustainability, public policy matters relevant to our industry and senior leadership experience, through her service as president of AF&PA for more than a decade. Ms. Harman self identifies as a Caucasian female.

Robert C. Lyons is 60 years old and has served as a director of PCA since August 2011. Mr. Lyons has served as President and Chief Executive Officer of, and has served on the board of directors of, GATX Corporation, a rail, marine and industrial equipment leasing company, since April 2022. Prior to that, Mr. Lyons served as Executive Vice President and President—Rail North America of GATX Corporation from August 2018 to April 2022 and as Chief Financial Officer of GATX from November 2004 to August 2018. Mr. Lyons has been employed by GATX since 1997 and served in various positions of increasing responsibility through 2004. Prior to his employment with GATX, Mr. Lyons worked for the Financial Relations Board and in the corporate banking division of The Bank of Tokyo- Mitsubishi. Mr. Lyons was chosen to serve on our board primarily for his extensive financial and accounting background, experience as a chief executive officer, business unit leader and chief financial officer of a public company, and his familiarity with strategic and business issues and risks for companies similarly situated to PCA. Mr. Lyons self identifies as a Caucasian male.

Thomas P. Maurer is 72 years old and has served as a director of PCA since May 2014. Mr. Maurer spent his entire career with Ernst & Young, LLP, a global professional services firm, from 1973 until his retirement in 2011. He served as the global coordinating partner on the audits of large companies primarily in the manufacturing and consumer products industries. Mr. Maurer was a member of the Ernst & Young Global Account Partner Group and he served two terms on the Ernst & Young Partner Advisory Council. Mr. Maurer also served as the leader of the Retail, Consumer Products and Industrial Products Group in Ernst & Young’s Chicago office. Mr. Maurer is also a director of Lamb Weston Holdings, Inc. Mr. Maurer was chosen to serve on our board primarily for his experience working with and assisting similarly situated companies to ours, his extensive financial, auditing and accounting background and his knowledge of similarly situated manufacturing companies. Mr. Maurer self identifies as a Caucasian male.

Samuel M. Mencoff is 67 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC since 1993 and currently serves as Senior Advisor, after having served as Co-Chief Executive Officer from 2008 to 2023. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies during his career at Madison Dearborn. Mr. Mencoff self identifies as a Caucasian male.

Roger B. Porter is 77 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Extra Space Storage Inc. and has served as a director of Zions Bancorporation and Tenneco, Inc. during the last five years. Mr. Porter was chosen to serve on our board primarily for his perspectives and insights gained through his significant business, governmental and public policy experience. Mr. Porter self identifies as a Caucasian male.

Thomas S. Souleles is 55 years old and has served as a director of PCA since September 2010, and previously served on PCA’s Board of Directors from 1999 to 2008. Mr. Souleles has been employed principally by Madison Dearborn Partners, LLC since 1995 and currently serves as Co-Chief Executive Officer, to which he was appointed in 2023, after having served as Managing Director concentrating on investments in the basic industries sector. Mr. Souleles was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies, including several in the paper and forest products industry during his career at Madison Dearborn and his expertise in financial analysis. Mr. Souleles self identifies as a Caucasian male.

Paul T. Stecko is 79 years old and has served as a director of PCA since March 1999, including as Chairman from March 1999 through December 2015. He served as a Senior Advisor to PCA from December 2015 through the end of 2017. He served as Executive Chairman of PCA from July 2010 until his retirement as an officer and employee of the company in December 2013. Mr. Stecko served as Chief Executive Officer of PCA from January 1999 to July 2010. From January 1997 to April 1999, Mr. Stecko served as Chief Operating Officer of Tenneco, Inc. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko has served on the board of directors of Tenneco, Inc. during the past five years. Mr. Stecko was chosen to serve on our board primarily for his extensive experience in the paper and packaging industries and general business experience, including more than ten successful years as our chief executive officer. Mr. Stecko self identifies as a Caucasian male.

The board of directors unanimously recommends a vote

FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors shall consist of independent directors. All of our directors other than Mark W. Kowlzan, our Chairman and Chief Executive Officer, and Paul T. Stecko, our former Chairman and Chief Executive Officer who served as an executive officer from 1999 to 2013 and in an advisory capacity through the end of 2017, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 28, 2024, meeting, the committee and the board were not aware of any relationship that would disqualify any nominee for director, other than Mr. Kowlzan, our current Chief Executive Officer, and Mr. Stecko, our former Chief Executive Officer, from being independent. The board and the nominating and governance committee considered the following relationships in making its determination:

Madison Dearborn Partners, which employs Mr. Souleles as Co-Chief Executive Officer, is a private equity firm that has investments in companies that may purchase products or services from, or provide products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Souleles is not compensated directly or indirectly as a result of any such transactions, does not otherwise have an interest in such transactions and is not involved in any manner in such transactions. Accordingly, we do not consider any such transactions to impair his independence. As Mr. Souleles may be deemed to beneficially own more than 10% of certain portfolio companies, we report certain of these transactions under “Transactions with Related Persons” elsewhere in this proxy statement. Mr. Mencoff serves as Senior Advisor to Madison Dearborn, which is a non-executive position, after having served as Co-Chief Executive Officer through May 2023.

We purchase services in the ordinary course of business from GATX Corporation, which currently employs Mr. Lyons as President and Chief Executive Officer. The amount of 2023 purchases was approximately $355,200, which is less than 0.1% of the 2023 sales of each of GATX and PCA. Mr. Lyons is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Mr. Lyons and PCA, and determined him to be independent and eligible to serve on the audit committee.

Ms. Gowland was employed by Boise, Inc. prior to her retirement in March 2014. We acquired Boise Inc. in October 2013. Between the time of the acquisition and her retirement, she served in a non-executive position, after having served as Senior Vice President, General Counsel and Secretary of Boise. She does not receive any compensation from us other than pension and retirement benefits. Due to the substantial length of time since her employment with Boise, that she did not serve in an executive capacity after we acquired Boise and that she has only received retirement benefits that are not contingent on present or future service, the board determined that she does not have a material relationship with us and will serve as an independent director.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute nine of the 11 nominees for election to the board, are independent: Cheryl K. Beebe, Duane C. Farrington,

Karen E. Gowland (upon her election to the board), Donna A. Harman, Robert C. Lyons, Thomas P. Maurer, Samuel M. Mencoff, Roger B. Porter and Thomas S. Souleles.

2023 Board of Directors Meetings

The board met four times during 2023. All nominees for election at the 2024 annual meeting attended at least 75% of the meetings of the board and the committees on which he or she was a member held during the year. All of our directors attended the 2023 Annual Meeting of Stockholders, and all of our directors are expected to attend the 2024 Annual Meeting of Stockholders.

Leadership Structure

Effective January 1, 2016, the board determined to combine the roles of Chairman and Chief Executive Officer because of the efficiency and effectiveness of board conduct and proceedings gained from Mr. Kowlzan’s familiarity with our operations as a result of serving as chief executive officer and a director, enabling the board to focus on the most relevant decisions, issues and risks involving the company. As the company’s strategy focuses on operational excellence and capital allocation to further such operational excellence, the board believes that familiarity with company operations is important to board leadership, which is achieved under the current leadership structures.

To help maintain a strong and appropriate independent director presence, the independent members of the board have elected Mr. Mencoff as the “lead director.” The lead director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the lead director has the responsibility to: coordinate with the chairman regarding the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liaison between the management directors and independent directors when circumstances dictate; participate actively in any recruitment of new directors; regularly meet with the CEO to provide board feedback; and perform such other functions as the independent directors may designate from time to time. The independent directors meet in executive sessions at every regularly scheduled board meeting and otherwise as necessary, and met in executive session at every meeting held during 2023.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, as well as information technology system-related risks are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. The company’s compliance program objectives and achievements are also discussed at least quarterly with the audit committee and annually with the full board. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief financial officer, our internal audit department, our chief technology officer, our general counsel and our chairman and chief executive officer, periodically presents and discusses with the board risk assessments focusing on the key risks to PCA. The most recent presentation and discussion occurred at the May 2, 2023 board meeting and the next presentation and discussion is scheduled for the May 8, 2024 board meeting. Key topics discussed during the year included the assessment of our environmental, health and safety management and compliance programs, insurance and risk management, our legal compliance programs and objectives, cybersecurity risks, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation, audit and sustainability committees. As required under NYSE rules and the committee charters, each of the nominating and governance, compensation and audit committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff, and Mr. Souleles serve on the nominating and governance committee. The nominating and governance committee met four times during 2023. Ms. Gowland will join the committee upon her election to the board.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominees for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments;

•	review of related party transactions under our related party transaction policy;

•	oversight of our diversity and inclusion efforts;

•	leading our annual board evaluation; and

•	review of our corporate governance attributes.

The committee leads our board recruiting and nominating efforts, as well as annual performance evaluations of the board, its committees and its members. Areas covered include quality of information provided to the board, the quality of interaction between the board and management, the frequency of meetings of the board and the overall effectiveness of board proceedings, conduct and leadership.

The nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences, with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors.

In 2023, as part of its overall evaluation of the board’s composition and collective skills and attributes, PCA commenced recruiting a new board member. Prior to conducting a formal search, the committee considered a number of candidates referred to it by existing independent board members and management. Ms. Gowland was referred to the committee by a member of management and was known to multiple board members through prior work experience. The committee was impressed with her background, particularly her extensive experience serving as an executive in our industry, her experience with executive compensation and governance matters, as well as her prior experience serving as a general counsel and addressing risks similar to those we face. The committee reviewed her qualifications and concluded that she would be a highly qualified board member with relevant subject matter experience that would complement the remainder of the board, and that she could provide valuable service to any of the board’s committees. As part of her recruitment and before she was nominated, the committee arranged multiple interviews with members of the board and confirmed her ability to serve as an independent director.

The committee does not target a specified percentage of gender or racially diverse members, but does consider the gender and racially diverse makeup of the board as a factor in seeking new candidates and endeavors to include racially or gender diverse candidates in the pool of available candidates in any director search. The committee also takes into account the expectations of stockholders in terms of the gender and racial composition of the board and prioritized recruiting a female director, in part due to shareholder feedback in 2023 regarding gender diversity. The three most recent new nominees to join the board are gender and/or racially diverse. The committee believes that the diversity that exists in the board composition is a benefit to PCA, and, in accordance with its recruitment policy, will continue efforts to recruit candidates from a pool that includes qualified diverse candidates when openings on the board exist. The committee’s policy is to include gender or racially diverse candidates in the pool of candidates when searching for a new director.

Among other things, the primary skills and experience sought by the committee and the board include relevant leadership or technical experience in the paper and packaging sectors, expertise in capital allocation and decision making, senior leadership experience in complex business environments, sustainability experience, governance or public policy experience and experience in finance, auditing and accounting and information technology systems and security experience. Multiple board members possess each of these attributes. Accordingly, the committee believes that the board nominees collectively satisfy the objectives described above, and recommended the nomination of each member for an additional term and recommended the nomination of Ms. Gowland for election to the board.

The table below lists the skills and experience gained through prior business experience that we consider important in light of our current business strategy and structure and the self-identified gender and race of each director nominee by EEO-1 Classification:

Skill/Experience
Leadership or Technical Experience in the Paper / Packaging Sectors			X	X	X						X
Expertise in Capital Allocation and Decision Making	X	X			X	X		X		X	X
Senior Leadership Experience in Complex Business Environments	X	X	X	X	X	X	X	X	X	X	X
Sustainability Experience				X	X				X
Governance or Public Policy Experience			X	X					X
Finance, Auditing and Accounting Experience	X					X	X	X		X
Information Technology Systems and Security Experience	X	X				X	X
Gender
Male		X			X	X	X	X	X	X	X
Female	X		X	X
Race/Ethnicity
White	X		X	X	X	X	X	X	X	X	X
Hispanic
Black or African American		X
Asian
Native Hawaiian or other Pacific Islander
American Indian or Alaska Native
Two or more races

We have not established term limits or a mandatory retirement age from our board and we believe that the tenure of our board benefits our company and our shareholders. As our board is focused on our strategic goal of operational excellence and capital allocation in furtherance of more efficient and productive operations and customer service, it is important for board members to have a high degree of familiarity with our operations. We believe that experience gained from board service promotes this objective and has helped lead to a well-functioning and highly performing board, driving strong company performance that generates shareholder value, with PCA’s total stockholder return more than doubling the return of the S&P 500 over the median tenure of our board members. The median tenure of our board members is 14 years.

For more information on consideration of nominees for our board, see “Other Information—Recommendations for Board Nominated Director Nominees.” The written charter of the nominating and governance committee is available on PCA’s website at www.packagingcorp.com under the section Investors — Corporate Governance.

Compensation Committee

Mr. Souleles (Chair), Mr. Mencoff, and Mr. Porter serve on the compensation committee. Ms. Gowland will join the committee upon her election to the board. Each member of the compensation committee must satisfy all independence standards applicable to compensation committee members as set forth in the rules of the SEC and the listing standards of the New York Stock Exchange. The committee must have two members that qualify as “non-employee directors” pursuant to SEC Rule 16b-3. As composed, the committee satisfies these standards. The committee met five times during 2023.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•

review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The committee maintains a Non-Employee Director subcommittee, which currently consists of Mr. Porter and Mr. Mencoff. The subcommittee approves equity compensation that is intended to qualify to the “short swing trading” exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934.

The written charters of the compensation committee and the subcommittee are available on PCA’s website at www.packagingcorp.com under the section Investors — Corporate Governance.

The agenda for meetings of the committee is determined by its chairman with the assistance of our compensation consultant, general counsel and corporate secretary and our human resources department. Mr. Kowlzan regularly attends meetings along with members of our human resources department. Due to his familiarity with our compensation history, philosophy and objectives, Mr. Stecko also attends meetings of the committee by invitation. At meetings in which compensation decisions are made for the executive officers, the committee or subcommittee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors and the human resources department support the committee and the subcommittee in their duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities. Before engaging compensation consultants, independent legal counsel and other compensation advisors, the committee will assess the independence of any such persons, taking into consideration all factors relevant to that person’s independence from management.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of directors who are not our employees and have not served as our officer. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Madison Dearborn Partners, which employs Mr. Souleles as Co-Chief Executive Officer, is a private equity firm that has investments in companies that may purchase products or services from, or provide products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. As Mr. Souleles may be deemed to beneficially own more than 10% of certain portfolio companies, we report certain of these transactions under “Transactions with Related Persons” elsewhere in this proxy statement. Mr. Mencoff serves as Senior Advisor to Madison Dearborn, which is a non-executive position, after having served as Co-Chief Executive Officer through May 2023.

Audit Committee

Ms. Beebe (Chair), Mr. Farrington, Ms. Harman, Mr. Lyons and Mr. Maurer serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe, Mr. Lyons and Mr. Maurer is an “audit committee financial expert” within the meaning of SEC rules. The committee met nine times during 2023.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls;

•	review of the company’s practices and procedures with respect to cybersecurity;

•	oversight of some aspects of our compliance programs; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investors — Corporate Governance.

Sustainability Committee

Ms. Harman (chair), Mr. Farrington, Mr. Kowlzan, and Mr. Porter serve on the sustainability committee. The sustainability committee met four times during 2023. The sustainability committee’s primary responsibilities include, among other things:

•	environmental, health and safety compliance and performance;

•	oversight of the company’s strategy and effectiveness with respect to environmental stewardship, climate change and sustainability matters;

•

oversight of the company’s carbon neutrality team, which identifies and assesses opportunities in the company’s operations to reduce carbon emissions through improved efficiency, shifts in fuel and energy usage and potential capital investment;

•	oversight of the company’s response to the regulatory landscape involving environmental stewardship, health and safety, climate change and sustainability matters; and

•	oversight of the company’s disclosure, reporting and communications with stakeholders on environmental stewardship, climate change and sustainability performance.

The written charter of the sustainability committee is available on our website at www.packagingcorp.com under the section Investors — Corporate Governance.

Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the lead director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1 N. Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our corporate security department. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our Code of Ethics and Business Conduct. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We conduct regular training on the Code for our officers and employees. The full text of our Code of Ethics and Business Conduct and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investors — Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investors — Corporate Governance.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM NO. 2 ON PROXY CARD

The audit committee has appointed KPMG LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2024, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of KPMG LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2024.

Fees to the Independent Registered Public Accounting Firm

Audit Fees. Fees to KPMG LLP for audit services totaled approximately $3,556,000 for 2022 and $3,849,500 for 2023, including, fees associated with the annual audit (including internal control reporting), reviews of our quarterly reports on Form 10-Q and accounting consultations, and, in 2023, fees associated with a registered public offering of debt securities, including delivery of a comfort letter to the underwriters.

Audit-Related Fees. Fees to KPMG LLP for audit-related services totaled approximately $16,000 for 2022 and $16,000 for 2023. Audit-related services principally include services reasonably related to the audit in both years.

Tax Fees.   Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to KPMG LLP in 2022 or 2023.

All Other Fees. We did not pay any other fees to KPMG LLP in 2022 or 2023.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the year ended December 31, 2023, the audit committee has:

(1)	reviewed and discussed the audited financial statements with management;

(2)

discussed with KPMG LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

(3)

received the written disclosure and letter from such independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at its February 28, 2024 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair Duane C. Farrington

Donna A. Harman

Robert C. Lyons

Thomas P. Maurer

APPROVAL OF THE SECOND AMENDED AND RESTATED 1999 LONG-TERM EQUITY INCENTIVE PLAN

ITEM NO. 3 ON PROXY CARD

On February 28, 2024, our board of directors approved the amendment and restatement of the Second Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”), subject to stockholder approval at the 2024 annual meeting. The board has long believed that awards under the Plan provide appropriate incentives to PCA officers, directors and employees to maximize stockholder value and otherwise contribute to the success of PCA. The amendment and restatement of the plan will allow PCA to continue to grant equity and equity-based awards.

The board has determined that it would be desirable to extend the term of the Plan to the tenth anniversary of the date that the amendment and restatement is approved by the stockholders (the “Effective Date”). Subject to adjustments for changes in capitalization, as of the Effective Date, an aggregate of 3,075,614 shares of common stock may be issued pursuant to the Plan, less one share for every one share granted under the Plan after December 31, 2023 and prior to the Effective Date. The 3,075,614 shares reflects 685,614 shares that remained available for grant under the Plan as of December 31, 2023, plus 2,390,000 newly authorized shares approved by the Company’s stockholders on the Effective Date.

PCA is requesting additional shares in connection with the amendment and restatement of the Plan in order to continue to grant equity and equity-based awards and achieve its overall long term compensation objectives. The Plan was last amended to increase the number of authorized shares on May 2, 2020. Since that time, PCA has made awards of restricted stock and performance units settled in shares of PCA stock. PCA has not awarded stock options since 2007.

In setting and recommending to stockholders the number of additional shares to authorize under the Plan, the board of directors considered the historical number of equity awards granted under the Plan, as well as the company’s three-year average burn rate for the preceding three fiscal years as follows:

Fiscal Year	Stock Options Granted (A)	Restricted Stock and Directors Shares Granted (B)	Performance Units Earned (C)	Total (A) + (B) + (C)	Basic Weighted Average Common Shares Outstanding	Burn Rate
2023	0	196,821	132,003	328,824	89,100,000	0.37%
2022	0	175,047	132,404	307,451	92,300,000	0.33%
2021	0	173,970	74,894	248,864	94,100,000	0.26%

Promotion of Good Corporate Governance Practices

The Plan provides for the following:

•	stock options and stock appreciation rights may not have a term in excess of ten years and may not be granted at a discount to the fair market value of our common stock on the grant date;

•	no repricing without shareholder approval;

•	no annual “evergreen” provision that automatically increases the number of shares available for issuance; instead, shareholder approval is required for any increases in the share reserve;

•	no excise tax gross-ups;

•	annual limits on compensation that may be awarded to directors that are not employees;

•	no “liberal share recycling” of shares withheld to pay the exercise price or withholding taxes relating to an award; and

•	minimum vesting periods on all award types;

Summary of the Plan

A copy of the Plan is attached to this proxy statement as Appendix B. As required, the principal features of the Plan as amended and restated are described below, but such description is qualified in its entirety by reference to the complete text of the Plan. Capitalized terms used in the summary of the Plan that are not otherwise defined have the meanings given to them in the Plan. The amendment and restatement will not become effective unless stockholder approval is obtained at the annual meeting.

General Information

The Plan provides for grants of Non-Qualified Stock Options and Incentive Stock Options (collectively, “Options”), stock appreciation rights (“SARs”) and Full Value Awards (including restricted stock, stock units and performance unit awards). Officers, directors and employees of PCA and its subsidiaries, as well as others who engage in services for PCA or its subsidiaries, are eligible for grants under the Plan. The purpose of the Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to the success of PCA and to enable PCA to attract, retain and reward the best available persons for positions of responsibility.

Shares Available for Issuance Under the Plan; Limitations on Grants

Subject to adjustments for changes in capitalization, as of the Effective Date, an aggregate of 3,075,614 shares of common stock may be issued pursuant to the Plan, less one share for every one share granted under the Plan after December 31, 2023 and prior to the Effective Date.

The following table presents the shares available for future awards (taking into account shares at target level of performance on outstanding performance units), unvested shares of restricted stock and shares issuable pursuant to unvested performance units if paid out at target, as of December 31, 2023, rounded to the nearest thousand shares.

December 31, 2023
Shares available for future award	686,000
Unvested shares of Full Value Awards outstanding (time- and performance-based)(1)	1,045,000
Total	1,731,000
Percentage of outstanding shares on a fully diluted basis(2)	1.85%
Total if Plan is approved and an additional 2,390,000 shares are available for award	4,121,000
Percentage of outstanding shares on a fully diluted basis(2)	4.40%

(1)	Only Full Value Awards are outstanding under the Plan.
(2)	Includes outstanding common stock, unvested Full Value awards and shares available for award if Plan is approved.

The closing price of the Company’s common stock on the New York Stock Exchange on the record date was $182.91.

If an award under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited, cancelled or otherwise terminates without the issuance of shares, or is settled in cash, the shares subject to the award will again be available for issuance under the Plan. In addition, shares subject to any awards (“Substitute Awards”) that are issued by PCA in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by PCA or any of its subsidiaries or with which PCA or any subsidiary combines will not count against the Plan limit or the individual limits on director compensation. The following shares shall not again be made available for issuance under the Plan: (a) shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (b) shares used to pay the exercise price or withholding taxes relating to an outstanding award, or (c) shares repurchased on the open market with the proceeds of the exercise price of an Option or SAR.

The maximum number of shares of common stock that may be delivered pursuant to the exercise of Incentive Stock Options under the Plan cannot exceed the Plan limit of 14,340,000.

We may make awards under the Plan to non-employee directors. The value of any awards made to a non-employee director under the plan, together with other compensation payable to such non-employee director, may not exceed $650,000 during any annual period.

The Plan has been in effect since 1999 and is the only equity compensation plan under which shares of PCA common stock have been awarded. In each case, the number of shares (as well as the exercise price of Options and SARs and the individual limit on director compensation) is subject to adjustment in the event of a reorganization, stock split, merger, stock dividend, other asset distribution (other than normal cash dividends) or similar change in the corporate structure of PCA or the outstanding shares of common stock. Shares reserved for issuance under the Plan may be, in whole or in part, authorized and unissued or held as treasury shares.

Subject to adjustments for changes in capitalization, awards granted under the Plan (other than cash-based awards) will vest no earlier than the first anniversary of the date on which the award is granted; provided, that the following awards will not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) shares delivered in lieu of fully vested cash awards, (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional awards up to a maximum of five percent of the total number of shares reserved for issuance under the Plan (including historically); and, provided, further, that the foregoing restriction does not apply to the Committee’s (as defined below) discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability, involuntary termination, or a change in control, in the terms of the award or otherwise.

To the extent provided by the Committee (as defined below), any award under the Plan may be settled in cash rather than shares of stock.

Administration

The Plan is administered by a “Committee” which generally will be the compensation committee of the Board; provided, however that the Committee with respect to awards to non-employee directors will be the full Board. In addition, the Committee will generally be comprised of not fewer than two directors (or a greater number if required for compliance with applicable securities laws) who are independent for purposes of stock exchange listing requirements. The Committee selects award recipients under the Plan, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee also has the authority to conclusively interpret the Plan. Subject to stock exchange rules, the Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it.

Eligibility

Directors, officers and employees of PCA and its subsidiaries, as well as other individuals performing significant services for us, or to whom we have extended an offer of employment, will be eligible to receive awards under the Plan. However, no award will be effective prior to the date that an eligible individual begins providing services for us and only employees may receive grants of Incentive Stock Options. In each case, the Committee will select the actual participants. As of February 28, 2024, there were approximately ten directors, 11 officers and 550 other employees eligible to participate in the Plan. The Company has a historical practice of not granting awards under the Plan to its consultants and advisors, and at this time does not foresee changing that practice.

Options and SARs

Under the Plan, the Committee may award Incentive Stock Options conforming to the provisions of Code Section 422, Non-Qualified Stock Options which do not conform to the requirements of Code Section 422 and SARs. Incentive Stock Options may only be granted to employees of PCA and its eligible corporate subsidiaries.

The Committee will determine the exercise price of any Option and SAR in its discretion. However, the exercise price of any Option or SAR (other than a Substitute Award) may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an Incentive Stock Option awarded to a person who owns stock constituting more than 10% of PCA’s voting power may not be less than 110% of the fair market value on the date of grant.

Except for adjustments in connection with a corporate transaction or restructuring or reductions approved by PCA’s stockholders, the exercise price of an Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR be surrendered to PCA as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, unless approved by PCA’s stockholders, in no event will any Option or SAR be surrendered to PCA in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current fair market value of a share of PCA common stock. PCA may not pay dividends or dividend equivalents on outstanding Options or SARs.

The Committee will determine the terms and conditions of exercise and vesting of each Option and SAR in its discretion. However, the maximum term of an Option or SAR may not exceed ten years from the date of grant or, in the case of an Incentive Stock Option granted to a person who owns stock constituting more than 10% of the PCA’s voting power, five years from the date of grant. In addition, all Options and SARs under the Plan, whether or not then exercisable, generally cease vesting when a participant ceases to be a director, officer or employee of, or to otherwise perform services for, PCA or its subsidiaries and remain exercisable for 90 days after the participant’s termination of employment or service as long as the participant does not engage in competition during that period. The Plan provides, however, that, unless otherwise provided by the Committee, the following special vesting and expiration rules will apply (but in no event will the Option or SAR be exercisable after the expiration of the term):

•

If the participant’s employment or service with PCA and its subsidiaries terminates due to death or disability, Options and SARs will be fully vested and will remain exercisable for 180 days post-termination.

•

If a participant’s employment or service with PCA and its affiliates terminates on or within two years following a Change in Control (as defined in the Plan) by reason of termination by the participant for good reason or by the company other than for cause (good reason and cause as defined in the Plan), Options and SARs will be fully vested upon termination and will remain exercisable for one year post-termination.

•	If the participant’s employment or service with PCA and its affiliates is terminated for cause, Options and SARs will terminate on the day prior to the termination.

The Committee will determine the procedures pursuant to which Options and SARs may be exercised; provided, however, that any SAR will be automatically exercised prior to its expiration date if, upon that date, the fair market value of a share of PCA common stock is greater than the exercise price of the SAR. Upon exercise of the SAR, the participant will receive a number of shares of common stock having a fair market value equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR multiplied by the number of shares as to which the SAR is exercised. Unless otherwise provided by the Committee, the exercise price of any Option may be paid in any of the following ways (or combination thereof):

•	in cash,

•	by delivery of shares of common stock with a fair market value equal to the exercise price that have been held by the participant for at least six months,

•	net exercise; and/or

•	by simultaneous sale through a broker of shares of common stock acquired upon exercise.

Full Value Awards

Under the Plan, the Committee may award “Full Value Awards” which is the grant of one or more shares of PCA common stock or a right to receive one or more shares of PCA common stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Full Value Awards may be subject to certain terms and conditions, including that they may be in consideration of previously performed services or surrender of other compensation, contingent on achievement of performance or other objectives during a specified time (including completion of a period of service), or subject to a substantial risk of forfeiture or other restrictions. The committee may determine other terms and conditions applicable to Full Value Awards, including provisions relating to dividends or dividend equivalents. No dividends or dividend equivalents will be paid or settled on performance-based awards that have not been earned based on the performance criteria and measures established.

The Committee may provide in any Full Value Award provisions relating to a Change in Control, including, acceleration of vesting of, or deemed satisfaction of performance objectives with respect to, the award. If a Full Value Award is continued or substituted with an award determined by the Committee to be substantially equivalent to the original award in connection with a Change in Control, then vesting will be accelerated if the participant’s employment is terminated without cause or for good reason during the two-year period following the change in control. If a substantially equivalent award is not provided in connection with the Change in Control, then the award will immediately vest and be paid out in connection with the Change in Control.

If a Full Value Award is conditioned or paid out upon the achievement of one or more performance objectives, the Committee may: (1) determine the payout or vesting level based upon performance through the date of, or a date before, the Change in Control; and/or (2) determine to pay the award out at the “target” or equivalent level of performance. The Committee may determine that a substantially equivalent award may, after the Change in Control, no longer be subject to achievement of performance objectives and be subject only to continued service through the vesting date set forth in the original Award.

Withholding Taxes and Transferability of All Awards; Notices to Participants

All awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of common stock which the Participant already owns or to which a participant is otherwise entitled under the Plan; provided, however, that (1) the amount withheld in the form of shares may not exceed the minimum statutory withholding rate unless elected by the participant; (2) the participant may not elect to have an amount withheld that is less than the minimum statutory withholding rate; and (3) the participant may not elect to have an amount withheld that is more than the maximum statutory withholding rate or such other rate permitted by the Committee that will not result in adverse accounting treatment for PCA. PCA, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of shares under the Plan.

Unless the Committee determines otherwise, no award made under the Plan will be transferable other than by will or the laws of descent and distribution or to a participant’s family member by gift or qualified domestic relations order, and each award may be exercised only by the participant, his or her qualified family member transferee, or any of their respective executors, administrators, guardians or legal representatives.

The terms and conditions of each award made under the Plan, including vesting requirements, will be set forth consistent with the Plan in a written (including electronic) notice to the participant.

Amendment and Termination of the Plan and Awards

The Board or the Committee may amend or terminate the Plan at any time and the Committee may amend any award under the Plan; provided, however, that, no amendment or termination may, in the absence of consent to the change by the affected participant (or beneficiary, if applicable), adversely affect the rights of any participant (or beneficiary) under any award granted under the Plan prior to such amendment or termination is adopted. Adjustments pursuant to corporate transactions and restructurings shall not be subject to the foregoing limitations. In addition, the provisions of the Plan relating to repricing of Options and SARs cannot be amended without the approval of PCA’s stockholders and no other amendment will be made to the Plan without the approval of PCA’s stockholders if the approval is required by law or the rules of any stock exchange on which our common stock is listed.

It is our intention that to the extent that any provisions of the Plan or any award under the Plan are subject to Code Section 409A, the Plan and the awards comply with the requirements of Code Section 409A and that the Board will have the authority to amend the Plan as it deems necessary to conform to section 409A. PCA, however, does not guarantee that awards under the Plan will comply with Code Section 409A and the Committee is under no obligation to make any changes to any award to cause such compliance.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax rules relevant to participants in the Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future, and the discussion does not purport to be a complete description of the tax aspects of the Plan. The following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

Non-Qualified Stock Options. Generally, the grant of a Non-Qualified Stock Option will not result in taxable income to the participant and PCA will not be entitled to a deduction. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of common stock acquired over the exercise price for those shares of common stock, and PCA will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares of common stock will be treated as capital gains and losses, with the basis in such shares of common stock equal to the fair market value of the shares of common stock at the time of exercise.

The exercise of an Non-Qualified Stock Option through the delivery of previously acquired common stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of common stock surrendered and the identical number of shares of common stock received under the Option. That number of shares of common stock will take the same basis and, for capital gains purposes, the same holding period as the shares of common stock that are given up. The value of the shares of common stock received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of the exercise. The excess shares of common stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of common stock determined at the time of exercise.

Incentive Stock Options. Generally, the grant of an Incentive Stock Option will not result in taxable income to the participant or a deduction for PCA. The exercise of an Incentive Stock Option will not result in taxable income to the participant or a deduction for PCA provided that the participant was, without a break in service, an employee of PCA and its eligible corporate subsidiaries during the period beginning on the date of the grant of the Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares of common stock at the time of the exercise of an Incentive Stock Option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the Incentive Stock Option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares of common stock acquired pursuant to the Incentive Stock Option exercise, the participant will have a basis in those shares of common stock equal to the fair market value of the shares of common stock at the time of exercise.

If the participant does not sell or otherwise dispose of the shares of common stock within two years from the date of the grant of the Incentive Stock Option or within one year after receiving the transfer of such shares of common stock, then, upon disposition of such shares of common stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and PCA will not be entitled to any deduction for Federal income tax purposes. The participant will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to PCA, at the time of the disposition of the shares of common stock , in an amount equal to the lesser of (a) the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of common stock over the exercise price. If the amount realized exceeds the value of the shares of common stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of common stock.

The exercise of an Incentive Stock Option through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an Non-Qualified Stock Option; that is, as a non-taxable, like-kind exchange as to the number of shares of common stock given up and the identical number of shares of common stock received under the Option. That number of shares of common stock will take the same basis and, for capital gain purposes, the same holding period as the shares of common stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of common stock to receive Incentive Stock Option treatment. Common shares received in excess of the number of shares of common stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of common stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of common stock received from the exchange, it will be treated as a disqualifying disposition of the shares of common stock with the lowest basis.

If the exercise price of an Incentive Stock Option is paid with shares of common stock acquired through a prior exercise of an Incentive Stock Option, gain will be realized on the shares of common stock given up (and will be taxed as ordinary income) if those shares of common stock have not been held for the minimum Incentive Stock Option holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of common stock received.

SARs. Generally, a participant will not realize any taxable income upon the grant of a SAR and PCA will not be entitled to a deduction. Upon the exercise of the SAR, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of common stock received by the participant as a result of such exercise. PCA will generally be entitled to a deduction in the same amount as the ordinary income realized by the participant.

Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of common stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Code Section 83(b), the participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof. The participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance stock units, the participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), participants will generally recognize ordinary income when the award is paid or settled.

PCA generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the participant.

Plan Benefit Information

The specific individuals who will be granted awards under this new authorization and the type and amount of any such awards will be determined by the compensation committee, subject to the annual limits on the maximum amounts that may be awarded to any individual, as described above. Accordingly, future awards to be received by particular individuals are not presently determinable. During 2023, approximately 191,000 shares of restricted stock were awarded to all participants, of which 53,646 shares of restricted stock in total were issued to the named executive officers identified in the compensation tables presented in this proxy statement, and 5,724 fully vested shares were awarded as directors’ fees; and 122,926 performance units were awarded, of which 102,190 in total were awarded to the named executive officers identified in the compensation tables presented in this proxy statement.

Authorization of Securities under Equity Compensation Plans

Securities authorized for issuance under equity compensation plans at December 31, 2023 are as follows. The 1999 Long-Term Incentive Plan is the only plan under which equity incentive plan awards were made.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(a)	Weighted- average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans(b)
Equity compensation plans approved by security holders	-	-	686,000
Equity compensation plans not approved by security holders	-	-	-

Total	-	-	686,000

(a)	Does not include 672,000 shares of unvested restricted stock awarded pursuant to the Plan and 373,000 unvested performance units awarded pursuant to the Plan.

(b)	Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options and rights.”

PROPOSAL ON EXECUTIVE COMPENSATION

ITEM NO. 4 ON PROXY CARD

We are requesting our stockholders to approve an advisory resolution on the compensation for our named executive officers, which is more fully described in this proxy statement. Please refer to the “Compensation Discussion and Analysis” and “Executive Officer Compensation” sections of this proxy statement immediately following to find information regarding the compensation paid to our named executive officers and a complete discussion of our compensation program.

We believe that our compensation is appropriate to further our business objectives, is competitive and aligns the interests of management and our stockholders. We believe that our program has been a key factor in the successful management of our company, driving our consistently strong performance in the paper and packaging industry. We discuss our compensation philosophy, the elements of compensation and our compensation decisions in more detail in the “Compensation Discussion and Analysis.”

We are asking stockholders to approve the following advisory resolution at the 2024 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of PCA’s named executive officers as disclosed in the Proxy Statement for the Company’s 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors and the company. Although non-binding, we will carefully review and consider the voting results when evaluating our executive compensation program. Our current policy is to include an advisory resolution to approve the compensation of our named executive officers annually. Accordingly, unless we modify our policy on the frequency of future “say on pay” votes, the next advisory vote to approve our executive compensation will occur at the 2025 Annual Meeting of Stockholders.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the advisory resolution approving our executive compensation

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The compensation committee of our board of directors oversees the executive compensation program. The committee intends for the program to accomplish the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards with rigorous performance metrics, comprising a significant portion of our executive compensation; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

The committee believes that these objectives have been accomplished consistently, with the company’s management driving strong performance and substantial returns for our investors since our inception.

2023 Summary

We entered 2023 with challenging business conditions, including significant cost inflation, lower demand for our products and decreasing containerboard prices. We again demonstrated operational excellence during the year, focusing on providing outstanding service to our customers, execution of internal capital investments to profitably grow with our customers and careful management of our costs. Demand began to improve mid-year and we experienced significant volume improvement in our corrugated business that accelerated during the fourth quarter into 2024.

•

We earned $8.48 per share on a GAAP basis, and $8.70 per share, excluding special items[1], which significantly exceeded our expectations due to our effectiveness in managing our operations and costs and higher than expected volume later in the year;

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We generated operating cash flow of $1.3 billion and free cash flow of $845 million, and our balance sheet remains strong, with low leverage and high liquidity, continuing our ability to execute a disciplined and balanced capital allocation strategy. Our time-tested and resilient strategy includes making strategic capital investments in our business to achieve profitable growth, returning value to shareholders and maintaining the financial flexibility to take advantage of additional strategic opportunities when they arise.

Our stock performed well during the year, continuing our track record of providing substantial returns to shareholders. Our one, three and five-year cumulative total stockholder return (assuming reinvestment of dividends) is as follows:

One year	31.9%
Three year	30.5%
Five year	129.7%

1 Earnings per share excluding special items and free cash flow are Non-GAAP financial measures, which we present throughout this proxy statement. Important information relating to our use of these Non-GAAP financial measures and a reconciliation of these Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles (GAAP) are included on Appendix A to this proxy statement.

2023 Compensation Program Summary

PCA regularly reviews its compensation program and structure, both to assure appropriate incentives to drive industry-leading performance and alignment with the expectations of its shareholders. During 2023, FW Cook served as our independent consultant and, among other things, assisted with the ongoing review and assessment of our compensation practices. PCA annually reviews its compensation against a peer group in terms of amount and structure.

PCA’s compensation program emphasizes long-term performance, with equity awards comprising the majority of compensation for all of our named executive officers and with two-thirds of those awards subject to the achievement of rigorous long-term performance goals. PCA’s annual incentive compensation is also paid out subject to objective performance measures.

PCA does not contractually entitle any executive officer to severance payments and does not have employment agreements with its officers. We have robust stock ownership guidelines (six times base salary for our CEO), substantial stock ownership among our executive officers and policies to prevent our officers from hedging or pledging stock. Our equity incentive plan prohibits repricing of awards and does not utilize “single trigger” vesting upon a change of control.

Our CEO’s 2023 target awarded compensation was $13.5 million and actual awarded compensation was $14.3 million. “Awarded compensation” includes salary, the grant date fair value of stock awards and the annual cash incentive award. The elements of compensation were as follows:

•	Base salary. Our CEO’s 2023 salary was $1.4 million, which was approximately 10% of both target awarded compensation actual awarded compensation.

•

Annual incentive award. Our officers may earn an annual cash incentive award, which is determined based upon our earnings performance for the year. Our CEO’s target award of $2.45 million was 18% of target awarded compensation. Awards paid out based upon performance against PCA’s earnings per share goal for the year. Actual awards paid out at approximately 134% of target, which for the CEO was $3.3 million and 23% of actual awarded compensation.

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Long-term equity awards. Long-term equity awards consisted of approximately equal portions of time-vesting restricted stock, performance units using return on invested capital as a performance measure (ROIC units) and performance units using total shareholder return as a performance measure (TSR Units). The grant date value of the long-term equity awards for our CEO was $9.6 million, which comprised 71% of our CEO’s target awarded compensation and 67% of actual awarded compensation for the year.

PCA’s actual awarded compensation for 2023 for our CEO increased approximately 18% from 2022 awarded compensation. The increase was primarily due to a higher value of the annual equity award, which is discussed in more detail later under the caption “Long Term Equity Awards.”

2023 Say on Pay Vote

We believe that our compensation practices have historically achieved an appropriate alignment of pay with company performance. Shareholders have overwhelmingly supported our practices, with our “say-on-pay” vote receiving at least 93% votes in favor over each of the last five years, with last year’s say-on-pay vote receiving nearly 95% of the vote, excluding abstentions. Our compensation program has largely remained consistent in terms of practices and structure during such five-year period and we did not make material changes to our compensation practices in response to the vote. We consider shareholder expectations generally in light of best compensation practices when making compensation decisions and assessing our compensation program.

Compensation Consultant

During 2023, FW Cook served as the committee’s independent compensation consultant. FW Cook attends meetings of the committee, assesses the company’s compensation practices and advises on the committee’s decision-making process. The committee has the sole authority to retain FW Cook, approve its fees and determine the other terms and conditions of FW Cook’s engagement. FW Cook works solely for the committee and provides no other services to the Company. FW Cook is independent from the company, and FW Cook has attested in writing as to its independence.

Management retains Meridian Compensation Partners (“Meridian”) as a compensation consultant to provide and analyze benchmarking data, provide valuation services, and perform other consulting services as needed. Representatives of Meridian do not attend meetings of the committee.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be competitive with the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business, these comparisons assist the committee’s decision-making process.

We annually obtain an assessment of the compensation of our named executive officers relative to a group of named executive officers at other peer companies that provides us with information in support of our compensation practices. The assessments include the compilation of compensation data from the peer group companies approved by the committee, and the comparison of the compensation of each of our named executive officers relative to similar officers at the peer group companies.

Compensation is compared to a peer group designed to include: (1) direct industry competitors, (2) companies viewed by PCA and its investors as operating in related paper, packaging or container industries or in the basic materials sector and that are comparable in size or scope, across such measures as total revenues, taking into account the integrated nature of PCA’s business, and market capitalization; (3) other companies of similar size and scope in the basic materials sector and (4) manufacturing companies of similar size or scope headquartered near the location of PCA’s headquarters. As part of the committee’s review of the peer group, during the year Aptargroup, Inc. and PPG Industries, Inc. were added to the peer group and Sylvamo Company and Tenneco, Inc. were removed from the peer group for purposes of future assessments. Certain information regarding the peer group used in connection with the assessment of 2023 compensation is as follows:

Company	Reason	2023 Revenues (in millions)	Market Capitalization as of 3/1/24 (in millions)	2023 Total Stockholder Return	3-year Total Stockholder Return

Ashland Global Holdings	Basic materials	$2,191	$4,691	-20.2%	11.1%

Avery Dennison Corporation	Related industry	8,364	17,433	13.7%	36.6%

Ball Corporation	Related industry	14,029	20,207	14.1%	-36.1%

Berry Global, Inc	Related industry	12,664	6,748	13.4%	22.4%

Celanese Corporation	Basic materials	10,940	16,551	55.7%	27.6%

Crown Holdings Inc	Related industry	12,010	9,144	13.3%	-5.4%

Eastman Chemical Co	Basic materials	9,210	10,291	14.6%	-1.4%

Graphic Packaging Holding Company	Related industry	9,428	7,942	12.6%	52.6%

Greif, Inc	Related industry	5,219	3,008	0.9%	53.3%

Ingredion Incorporated	Local manufacturing company	8,160	7,712	14.0%	51.8%

International Paper Company	Direct industry competitor	18,916	12,247	10.2%	-12.3%

OI Glass, Inc	Related industry	7,105	2,600	-1.1%	37.6%

Sealed Air Corporation	Related industry	5,489	5,039	-25.2%	-16.3%

The Sherwin Williams Corporation	Basic materials	23,052	84,016	32.7%	30.8%

Sonoco Products Company	Related industry	6,781	5,562	-4.6%	3.8%

Sylvamo Company	Direct industry competitor	3,721	2,490	4.3%	(1)

WestRock Company	Direct industry competitor	20,310	11,638	22.2%	3.0%

Weyerhaeuser Company	Related industry	7,674	25,081	18.1%	19.4%

Packaging Corporation of America		7,802	16,117	31.9%	30.5%

(1) Sylvamo Company become an independent public company in 2021.

PCA’s 2023 revenues are between the 25th percentile and the median of the group, its market capitalization is above the 75th percentile of the group, its one-year total stockholder return is above the 75th percentile of the group and its three-year total stockholder return is between the median and the 75th percentile of the group.

Annually, our compensation consultant completes a compensation assessment against the peer group, using the most recently filed proxy statements and public filings to obtain comparative compensation data. The committee uses the assessment to help ensure that our executive compensation is competitive and in line with industry and market practice. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation though the substantial majority of compensation awarded to our top two officers is in the form of long-term equity compensation.

Elements of Compensation

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Base salary levels are designed to be competitive with peer companies, while taking into account individual experience, performance and accomplishments. Each of our officers have extensive experience in their current positions.

Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance and are consistent with merit-based increases for the overall salaried employee population. During 2023, base salaries were increased by approximately 3.75% for each named executive officer.

Annual Cash Incentive Awards

Overview. Our annual cash incentive award program under our Executive Incentive Compensation Plan (EICP) is designed to motivate performance in the most important aspects of our business. Threshold, target and maximum awards and performance measures to be considered for actual payouts are determined during the year, and payouts are determined based on consideration of actual performance at or around year end. In 2023 and historically, annual earnings per share, excluding special items, served as the performance measure for the annual cash incentive award. We use earnings per share after special items as the performance measure because it measures management’s effectiveness in generating shareholder value, provides a measure of affordability for award payouts and measure management’s effectiveness in running the business against the internal profit plan.

Target Award Levels and Payout Matrix. Target award level, thresholds and maximums are determined based upon our review of competitive information and historical award payouts and the importance to our business of, and our expectations for, the individual positions. Our maximum 2023 EICP award level was approximately 160% of target awards for each of our officers. The maximum award level was $3.90 million for Mr. Kowlzan, our CEO, which was a slight decrease from 2022. In establishing its payout matrix, the committee also considers prior year award levels and the company’s forecasted performance against the prior year. The 2023 target awards were $2,450,000 for Mr. Kowlzan and ranged from $580,000 to $1.67 million for the other officers. For our officers, target award levels were approximately 12.5% lower than 2022 target award levels due to lower forecasted earnings. The committee has historically considered affordability into its award determination (i.e., higher or lower absolute earnings drive higher or lower potential award payouts). In order to achieve such objective, the committee varies target award levels each year by comparing the year over year change in forecasted earnings.

The committee establishes a payout matrix annually and reviews the payout matrix at every meeting in light of business conditions and forecasted performance. The payout matrix was developed in connection with the review of the company’s annual operating plan at the committee’s February and May meetings and assessment of forecasted business and operating conditions. While the committee reserves the right to make adjustments to the matrix at any time, in practice, the committee finalizes the matrix during the first half of the year as the board assesses the company’s performance against the annual operating plan.

The committee established the payout matrix to pay:

•	awards at the target level if the company achieved $7.35 of earnings per share excluding special items.

•	maximum awards (approximately 160% of target award levels) if the company achieved $9.56 of earnings per share excluding special items.

•	threshold level (50% of target award levels) if the company achieved $5.51 of earnings per share excluding special items.

Actual Performance. In January 2024, after 2023 results were finalized, the committee made award determinations in accordance with the payout matrix, based upon actual earnings per share, excluding special items, of $8.70.2 The matrix yielded a payout at 134% of target and 93% of the prior year award level. The committee performed a final review of the year and determined that those award levels were appropriate, taking into account the factors described above under the caption “2023 Summary.”

Long-Term Equity Awards

Overview. Named executive officers have the opportunity to receive equity awards under our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our equity awards have resulted in substantial share ownership by our officers. Annual awards have historically been made to the named executive officers on the same date as other plan participants. We make equity awards to all eligible executive and non-executive recipients in the regularly scheduled February meetings of the board of directors and compensation committee at the same time we approve the filing of the Annual Report on Form 10-K, which includes the prior year’s audited financial statements.

Equity Award Structure. In 2023, consistent with our historical practice, we made three forms of equity awards to our executive officers. These awards include time vesting restricted stock, ROIC Units, which utilize return on invested capital as the performance measure, and TSR Units, which utilize total stockholder return as the performance measure. These are awarded in approximately equal values, such that each form of award represents approximately one third of the aggregate grant date fair value of stock awards disclosed in the “Summary Compensation Table.”

Our restricted stock awards cliff vest four years after the date of award and the ROIC Units and TSR Units vest based upon relative return on invested capital and total stockholder return performance, respectively, against a peer group over the relevant performance period. ROIC is used as a performance measure to reward sustained long-term return-on-capital performance against peer companies with whom we are compared by investors. We selected total stockholder return as a performance measure because it is the ultimate measurement of generation of value for our stockholders and is commonly used by peer companies as a portion of long-term compensation awarded to executive officers.

Based upon our review of competitive market survey information for peer companies, we believe that our equity award structure is rigorous and highly performance-based. Our restricted stock and ROIC Unit awards do not vest for four years, providing a longer-term performance horizon and retention incentive. Our TSR Units require performance at the top of the peer group to pay out at maximum, which is a more challenging slope than typically used by peer companies, which often pay out at maximum if 75th percentile performance is achieved. We also cap payout on the ROIC Units at 120%,

2 Earnings per share excluding special items and free cash flow are Non-GAAP financial measures, which we present throughout this proxy statement. Important information relating to our use of these Non-GAAP financial measures and a reconciliation of these Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles (GAAP) are included on Appendix A to this proxy statement.

instead of a more commonly used 200% and performance at or above the 90th percentile is required to pay above target.

The amount paid out under the ROIC Units and the TSR Units will be determined based upon our performance on the applicable performance measure compared to a peer group consisting of the following companies: AptarGroup, Inc; Avery Dennison Corporation; Berry Global, Inc.; Cascades, Inc.; Celanese Corporation; Clearwater Paper Corporation; Crown Holdings, Inc.; PH Glatfelter Co.; Graphic Packaging Holding Company; Greif, Inc.; International Paper Company; OI Glass, Inc.; Sealed Air Corporation; The Sherwin Williams Corporation; Silgan Holdings Inc.; Sonoco Products Co.; Sylvamo Company; and WestRock Company. Holders will also receive dividend equivalents upon vesting with a value equal to the amount of dividends accrued on the shares that actually vest. Dividend equivalents will be paid in cash unless the committee determines to pay them in shares.

The peer group is intended to be a comprehensive group of publicly traded paper, packaging and other industrial companies, which may compete with us for investor capital. The peer group was not changed from 2022, except to remove Resolute Forest Products, which was acquired during the year. This group is not intended to be the same group used for comparative assessments as described above under “—Comparative Assessments.”

For the ROIC Units, annual return on invested capital for PCA and each peer company will be calculated for each of 2023, 2024, 2025 and 2026 and averaged. Return on invested capital means pre-tax operating profit before publicly reported special items divided by the sum of net debt and equity. The ROIC Units will vest on, and pay out on or promptly after, February 22, 2027, the fourth anniversary of the date of the award, as long as the recipient is employed by, or otherwise provides services to, PCA. PCA must perform above the median of the group for the ROIC units to pay out at or above target. If PCA performs in the top three companies in the group, the units will pay out at 120% for first place, 113.33% for second place and 106.66% for third place. If PCA performs between median and fourth place, the units will pay out at 100%. If PCA performs in the third quartile of the group, a number of shares between 40% and 100% of the target number of shares will pay out. If PCA performs in the fourth quartile, no shares will vest.

For the TSR Units, total stockholder return for PCA and each peer company will be calculated for the period beginning on March 1, 2023 and ending on February 28, 2026 with the beginning and ending Stock price determined on a 20-day, volume weighted average price basis preceding such dates. The TSR Units will vest and pay out after certification of performance by the committee promptly after the end of the performance period. PCA must perform above the median of the group for the TSR Units to pay out at or above target. If PCA is the highest performer in the peer group, 200% of the target number of shares will vest. If PCA performs between the median and the highest performer of the group, a number of shares between 100% and 200% of the target number of shares will vest. If PCA performs between the 33.33rd percentile and the median, a number of shares between 0% and 100% of the target number of shares will vest. If PCA performs below the 33.33rd percentile, then no shares will vest. The actual number of shares vesting within each range will be determined based upon linear interpolation of PCA’s performance within that range.

The terms of the units are consistent with prior years.

2023 Award Levels. Our historical approach has been to vary award levels based upon the change in our stock price; i.e., higher or lower stock price drives higher or lower absolute award levels for each officer, and we consider individual adjustments based upon competitive market information, individual performance, retention needs or changes in responsibilities. As further described below, award levels were increased by approximately 33% for each of Mr. Kowlzan and Mr. Hassfurther. Award levels were down approximately 2% for each of the other officers to reflect a slightly lower year-over-year stock price.

Mr. Kowlzan and Mr. Hassfurther each have nearly 15 years in their current positions as CEO and leader of our corrugated business, respectively making them longer tenured than rest of the peer company officers to whom they are compared. Since July 1, 2010, when Mr. Kowlzan was promoted to CEO and approximately one year after Mr. Hassfurther was promoted to his position, the company’s aggregate total shareholder return is in excess of 1000%, more than doubling the return of the S&P 500 during that time. They are the stewards of our strategy, focusing on profitable growth from unyielding service to our customers, operational excellence and disciplined and balanced capital allocation in furtherance of these goals. While both are at or around retirement age, each has indicated to our board as part of the board’s ongoing succession process, that he is willing to serve for multiple years while continuing to develop internal candidates who can take over their positions and continue our company’s success.

In light of the importance of retaining Mr. Kowlzan and Mr. Hassfurther as they continue to execute upon our strategy and develop internal succession candidates, the board believes that it is in the best interest of shareholders to provide an appropriate incentive for such retention. In consultation with our compensation consultant, the compensation committee determined to provide a 33% increase in the long-term incentive portion of their compensation, which is heavily weighted towards performance-based compensation that is subject to the attainment of rigorous long-term performance goals and has no provision for vesting on retirement. The committee believes these award levels are appropriate in light of historical performance and the importance of continuing the company’s success.

Payout of Prior Year Performance Unit Awards.

The performance period for the ROIC performance units awarded in 2019 ended on December 31, 2022 and vested, subject to continued service, on June 28, 2023. PCA achieved the fifth-highest average return on invested capital of the peer group companies (approximately the 80th percentile) for the three years in the performance period, resulting in 100% of the target shares under the units being earned plus dividend equivalents, which are reported in the “2023 Stock Vested” table.

The performance period for the ROIC performance units awarded in 2020 ended on December 31, 2023. PCA achieved the fourth-highest average return on invested capital of the peer group companies (approximately the 85th percentile) for the three years in the performance period, resulting in 100% of the target shares under the units being earned. These units were not vested as of the end of the year and are reported as unvested awards in the accompanying “Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2023” table.

The three-year performance period for the TSR performance units awarded in 2020 began on March 1, 2020 and ended on February 28, 2023. PCA’s total shareholder return was at the 72nd percentile of the peer group, resulting in the units paying out in shares equal to at 144% of the number of target shares plus dividend equivalents, which are reported in the “2023 Stock Vested Table”.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley, each of whom previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley, were allowed to continue to participate in the Pactiv pension plans and Pactiv’s supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes incentive awards and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan.

Mr. Mundy and Mr. Carter do not receive any pension benefits because they joined PCA after April 12,1999.

401(k) Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. We have historically provided to PCA employees a company matching contribution of up to 5.2% of participant base salary (up to the maximum permitted by tax regulations). We offer a company retirement contribution equal to a percentage of base salary that increases based upon years of service for employees not eligible to participate in our defined benefit pension plan, including Mr. Mundy and Mr. Carter. For certain highly compensated salaried employees including the named executive officers, who make the maximum contribution to the plan permitted by tax regulations, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation. Starting with 2023, we pay this amount in a lump sum during the following year; accordingly no amounts are reported for 2023, but will be reported in 2024.

Deferred Compensation Plan

We provide a voluntary non-qualified deferred compensation plan for eligible officers, including the named executive officers, pursuant to which annual cash incentive awards may be deferred. Certain officers not eligible to participate in the defined benefit pension plan, including Mr. Mundy and Mr. Carter, receive an annual contribution to the deferred compensation plan in lieu of pension benefits.

Perquisites

Other than club memberships for officers and key management with sales responsibilities, including Mr. Hassfurther, we do not provide perquisites.

Health and Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or a Change of Control

Changes in employment status such as termination, death or disability, a change of control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, the committee will consider post-retirement or post-termination arrangements and acceleration or continued vesting of certain equity awards for named executive officers on a case-by-case basis in the event of a retirement or termination.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	amounts contributed under the defined contribution plan and the deferred compensation plan;
•	unused vacation pay; and
•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those eligible named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock will lapse. In the event of death (a) the TSR Units will vest on the date of death and pay out a pro-rated portion through the date of death of the holder, based upon actual performance through the date of death; and (b) ROIC Units will vest on the date of death and pay out based upon actual performance through the calendar year preceding the date of death (or at the target level if the date of death is before the end of the first year of the performance period). In the event of disability, (a) the TSR Units will not vest early and will pay out a pro-rated portion through the date of disability based upon performance through the entire performance period; and (b) ROIC Units will not vest early and will pay out on the fourth anniversary of the award date based upon actual performance through the entire performance period.

Payments Made Upon a Change of Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change of control. Equity awards include double trigger change of control provisions. If a substitute equity award meeting certain conditions is provided to the executive officer in connection with a change of control, that award will not vest as a result of the change of control unless the officer’s employment is terminated or the officer resigns for good reason within two years after a change of control. “Good reason” includes breach of certain obligations by the company, diminution of duties or authority of the officer, certain reductions of compensation of the officer or relocation of the principal office where the officer works.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis, and any payment of severance that might be deemed appropriate would require approval of the committee. The committee will assess post-retirement arrangements and acceleration of equity with retiring named executive officers on a case-by-case basis, taking into account transitional needs, expertise needed, customer relationships, the company’s succession plans and other factors, such as non-competition and non-solicitation covenants, that the committee determines to be important.

Tax Implications

The committee has considered the provisions of Code Section 162(m), which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. Therefore, we expect that compensation paid to our covered executive officers in excess of $1 million is not deductible. Although the committee will continue to consider tax deductibility of compensation as one of many factors, the committee believes that it is in the best interests of our shareholders and our company to maintain the flexibility to structure our compensation programs to appropriately and competitively compensate our executive officers, even if these programs may result in non-deductible compensation expense.

Policies Applicable to Executive Officers

Trading in Our Stock

Our trading policy prohibits our directors and executive officers from participating in short-swing trading, short selling or pledging our stock. Our policy prohibits hedging transactions, including transactions in options and other derivative securities relating to PCA common stock in any market. All transactions in PCA common stock by our directors and executive officers are subject to trading window periods and additionally must be pre-cleared by our chief executive officer and our general counsel to ensure compliance with applicable securities laws.

Compensation Recovery Policy

We have an executive compensation recovery policy, which relates to the recovery of any erroneously awarded compensation to any current or former executive officer in the event of a restatement of the company’s reported financial results. If the compensation committee determines that any compensation was erroneously awarded for any of the three most recently completed fiscal years prior to the restatement, the company must seek to recover the part of any compensation that was erroneously paid, regardless of whether the officer was involved in the circumstances leading to the restatement. Erroneously awarded compensation is compensation paid out in whole or in part based on a financial reporting measure that is subsequently restated. For purposes of the policy, total stockholder return is a financial reporting measure and, in applying the policy, the committee must estimate the effect on the restatement on our stock price. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off the amount owed against any amount or award that would otherwise be granted to the individual in accordance with the terms of the policy.

Share Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our executive officers.

The individual guidelines are owning stock having a value equal to or greater than:

•	6x annual base salary for the Chief Executive Officer;

•	4.5x annual base salary for Executive Vice Presidents and Senior Vice Presidents first elected before 2019; and

•	3x annual base salary for other executive officers.

Non-management directors must hold stock having a value equal to at least $450,000.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (1) shares owned outright by the participant or an immediate family member that shares the same household; (2) shares held in our defined contribution plans; and (3) restricted stock or restricted stock units issued by us, whether or not vested. Shares underlying option awards and performance units do not count toward achievement of the share ownership guidelines.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and named executive officers are in compliance with the guidelines.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Thomas S. Souleles, Chair
Samuel M. Mencoff
Roger B. Porter

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark W. Kowlzan Chief Executive Officer	2023 2022 2021	1,433,580 1,381,764 1,416,516	9,604,906 7,250,018 6,745,717	3,281,040 3,528,000 3,600,000	888,965 (3) 325,321	19,699 71,852 69,759	15,228,190 12,231,634 12,157,313

Thomas A. Hassfurther Executive Vice President— Corrugated Products	2023 2022 2021	1,131,444 1,090,548 1,058,784	6,650,040 5,000,061 4,666,064	2,232,930 2,401,000 2,450,000	922,673 (3) 234,415	86,096 121,012 140,181	11,023,183 8,612,621 8,549,444

Robert P. Mundy Executive Vice President and Chief Financial Officer	2023 2022 2021	766,392 738,690 717,174	2,180,461 2,225,016 1,770,763	1,458,240 1,568,000 1,600,000	- - -	92,448 108,587 95,293	4,497,542 4,640,293 4,183,231

Charles J. Carter Executive Vice President— Mill Operations	2023 2022 2021	766,392 738,690 670,494	1,849,739 1,887,462 1,461,725	1,171,800 1,260,000 900,000	- - -	96,198 112,312 90,266	3,884,130 3,998,464 3,122,485

Donald R. Shirley Senior Vice President, Corporate Engineering and Process Technology	2023 2022 2021	623,550 601,008 583,500	1,396,463 1,425,078 1,136,551	779,250 837,900 855,000	324,415 (3) 159,503	19,635 31,252 30,342	3,143,314 2,895,238 2,764,897

(1)

The values shown for stock awards reflect the grant date fair value of the award determined in accordance with FASB ASC Topic 718, as more fully described in Note 14 to the consolidated financial statements included in our annual report accompanying this proxy statement.

The grant date fair value of restricted stock awarded is the closing price of PCA common stock on the date of the award.

The grant date fair values of the ROIC Units awarded in 2023 (as described in “Compensation Discussion and Analysis—Long-Term Equity Awards—Equity Award Structure”), based upon the probable outcome of the performance conditions, which was 100%, are $3,201,621, $2,216,683, $726,814, $616,613, and $465,458 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively. The grant date fair values of the awards at a maximum payout of 120% are $3,851,945, $2,660,019, $872,177, $739,936, and $558,549 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively.

The grant date fair values of the TSR Units awarded in 2023 (as described in “Compensation Discussion and Analysis—Long-Term Equity Awards—Equity Award Structure”) as determined based upon a Monte Carlo simulation as prescribed by FASB ASC Topic 718 are $3,201,664, $2,216,674, $726,832, $616,512, and $465,548 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively. The grant date fair values of the awards at a maximum payout of 200% are $6,403,329, $4,433,349, $1,453,664, $1,233,024 and $931,096 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley respectively.

(2)

Non-equity incentive plan awards for 2023 to the named executive officers were 134% of the target awards under our Executive Incentive Compensation Plan. The 2023 target awards and the actual awards are summarized in the following table.

	Target Award	Actual Award	Target vs Actual Percent
Mark W. Kowlzan	$2,450,000	$3,281,040	134%
Thomas A. Hassfurther	1,666,667	2,232,930	134%
Robert P. Mundy	1,090,000	1,458,240	134%
Charles J. Carter	875,000	1,171,800	134%
Donald R. Shirley	580,000	779,250	134%
Total	6,661,667	8,923,260	134%

(3)

For further information regarding our pension plans and benefits, please see “Pension Benefits as of December 31, 2023” below. Mr. Mundy and Mr. Carter do not participate in our defined benefit pension plans.

2023 amounts include the following for Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley: (a) the changes in value of the PCA Pension Plan of $54,509, $18,439 and $93,794, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $822,715, $888,531 and $230,621, respectively. Mr. Kowlzan’s and Mr. Hassfurther’s total include distributions paid pursuant to the Pactiv pension plan of $11,742 and $15,704, respectively.

2022 amounts for each of Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley were negative, as the values of the pension obligations for the PCA Pension Plan and the Supplemental Executive Retirement Plan decreased for each officer. The amount of such decreases for Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley were (a) ($173,780), ($152,471) and ($230,530), respectively, for the PCA Pension Plan and (b) ($940,991), ($1,294,536) and ($150,516), respectively, for the Supplemental Executive Retirement Plan.

2021 amounts include the following for Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley: (a) the changes in value of the PCA Pension Plan of $5,597, $29,495 and $24,772 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $319,725, $263,910 and $134,730, respectively.

(4)	“All Other Compensation” for 2023 is broken down as follows:

Name	Company Contributions to 401(k) Plan	Company Contribution to Non- Qualified Deferred Comp. Plan	Club Memberships
Mark W. Kowlzan	$19,699	-	-
Thomas A. Hassfurther	19,526	-	$66,570
Robert P. Mundy	31,148	$61,300	-
Charles J. Carter	32,798	63,400	-
Donald R. Shirley	19,635	-	-

The methodology for calculating the aggregate incremental cost for payments for club membership dues for Mr. Hassfurther is the actual amounts paid without any tax gross-up.

Grants of Plan-Based Awards for 2023

The following table describes the plan-based awards made in 2023, including the annual restricted stock awards, the performance unit awards and the annual cash incentive awards made to the named executive officers during the year.

		Estimated Possible Payouts Under Non-Equity Inventive Plan Awards (1)			Estimated Future Payouts Under-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#) (2)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Kowlzan
Restricted Stock	2/22/2023							23,765	3,201,621
ROIC Units	2/22/2023				9,506	23,765	28,518		3,201,621
TSR Units	2/22/2023				0	21,505	43,010		3,201,664
Annual Cash Incentive		$1,225,000	$2,450,000	$3,900,000

Thomas A. Hassfurther
Restricted Stock	2/22/2023							16,454	2,216,683
ROIC Units	2/22/2023				6,582	16,454	19,745		2,216,683
TSR Units	2/22/2023				0	14,889	29,778		2,216,674
Annual Cash Incentive		833,334	1,666,667	2,650,000

Robert P. Mundy
Restricted Stock	2/22/2023							5,395	726,814
ROIC Units	2/22/2023				2,158	5,395	6,474		726,814
TSR Units	2/22/2023				0	4,882	9,764		726,832
Annual Cash Incentive		545,000	1,090,000	1,733,000

Charles J. Carter
Restricted Stock	2/22/2023							4,577	616,613
ROIC Units	2/22/2023				1,831	4,577	5,492		616,613
TSR Units	2/22/2023				0	4,141	8,282		616,512
Annual Cash Incentive		437,500	875,000	1,391,000

Donald R. Shirley
Restricted Stock	2/22/2023							3,455	465,458
ROIC Units	2/22/2023				1,382	3,455	4,146		465,458
TSR Units	2/22/2023				0	3,127	6,254		465,548
Annual Cash Incentive		290,000	580,000	925,000

(1)

The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2023 threshold, target and maximum awards for each named executive officer under our annual cash incentive compensation plan, described in “Compensation Discussion and Analysis—Annual Cash Incentive Awards.” The 2023 awards have been paid to the named executive officers and are reported as non-equity incentive plan compensation in the Summary Compensation Table.

(2)

The grant date fair value of our stock awards is determined in accordance with FASB ASC Topic 718. Please refer to Note 14 of our consolidated financial statements included in the accompanying annual report for a description of how such value is determined.

Restricted stock may not be sold or transferred until such stock vests. As a condition to vesting, the holder of restricted stock must remain employed by, serve as a director of, or otherwise provide services to, PCA on the vesting date (the “service condition”). Restricted stock vests in full on the fourth anniversary of the date of the award. Restricted stock may be voted by the holder, and holders receive dividends on the same basis as holders of outstanding common stock.

ROIC Units vest and pay out on the fourth anniversary of the date of the award. Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 0% to 120% of the number of units awarded and is determined based upon our average annual return on invested capital for the performance period consisting of the years 2023, 2024, 2025 and 2026 compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in cash or, if the committee so elects, a number of shares equal in value to the cumulative dividends actually paid on the number of shares that pay out. The grant date fair value is based upon the probable outcome of the performance conditions, which was 100%. The grant date fair values of the awards at a maximum payout of 120% are $3,841,945 $2,660,019, $872,177, $739,936, and $558,549 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively.

TSR Units vest and pay out after the end of the three-year performance period (March 1, 2023 to February 28, 2026). Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 0% to 200% of the number of units awarded and is determined based upon our total stockholder return for the performance period compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in cash or, if the committee so elects, a number of shares equal in value to the cumulative dividends actually paid on the number of shares that pay out. The grant date fair value is based upon a Monte Carlo simulation as provided by FASB ASC Topic 718. The grant date fair values of the awards at a maximum payout of 200% are $6,403,329, $4,433,349, $1,453,664, $1,233,024 and $931,096 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2023

	Stock Awards(1)
Name	Number of Shares, or Units of Stock That Have Not Vested (1)	Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)(3)
Mark W. Kowlzan	76,951	$12,536,087	128,339	$20,907,706
Thomas A. Hassfurther	53,209	8,668,278	88,738	14,456,308
Robert P. Mundy	20,095	3,273,676	33,474	5,453,249
Charles J. Carter	16,828	2,741,449	28,086	4,575,490
Donald R. Shirley	12,883	2,098,770	21,458	3,495,723

(1)	The following table shows the year in which the restricted stock held by the named executive officers will vest.

Name	2024	2025	2026	2027
Mark W. Kowlzan	19,711	16,838	16,637	23,765
Thomas A. Hassfurther	13,634	11,647	11,474	16,454
Robert P. Mundy	5,174	4,420	5,106	5,395
Charles J. Carter	4,271	3,649	4,331	4,577
Donald R. Shirley	3,321	2,837	3,270	3,455

(2)	The closing market price of our common stock on December 29, 2023, the last trading day of the year, was $162.91 per share.

(3)

The unearned shares identified in this column relate to potential future payouts pursuant to ROIC Units and TSR Units awarded in 2020, 2021, 2022 and 2023. ROIC Units vest and pay out on or around the fourth anniversary of the date of the award. TSR Units vest and pay out on or around the third anniversary of the date of the award. The performance period has completed for the ROIC Units awarded in 2020 and vesting in 2024; these units will pay out at target level of performance, which is reflected in the 2024 ROIC Units column. As the performance periods have not completed for all other units, all shares are presented at the target level of performance, representing payout at the 100% level. For all units, dividend equivalents will be only paid to the extent the shares actually vest, and, at the election of the committee, will be paid in cash or shares at the time of vesting. The amount of total dividend equivalents accrued on the number of shares presented in the table through December 31, 2023 is: $1,309,603, $905,379, $349,304, $291,653, and $179,191 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively. If we paid such dividend equivalents out in shares on December 31, 2023, the number of shares paid out would be 8,038, 5,557, 2,144, 1,790, and 1,099 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively. Such shares are not reflected in the table.

	2024		2025		2026		2027
Name	ROIC Units	TSR Units	ROIC Units	TSR Units	ROIC Units	TSR Units	ROIC Units
Mark W. Kowlzan	19,711	15,177	16,838	14,706	16,637	21,505	23,765
Thomas A. Hassfurther	13,634	10,498	11,647	10,142	11,474	14,889	16,454
Robert P. Mundy	5,174	3,984	4,420	4,513	5,106	4,882	5,395
Charles J. Carter	4,271	3,288	3,649	3,829	4,331	4,141	4,577
Donald R. Shirley	3,321	2,557	2,837	2,891	3,270	3,127	3,455

2023 Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark W. Kowlzan	69,223	$9,058,063
Thomas A. Hassfurther	47,882	6,265,514
Robert P. Mundy	18,170	2,377,663
Charles J. Carter	14,999	1,962,776
Donald R. Shirley	11,662	1,526,089

Restricted stock and restricted stock units held by each of the officers vested on June 28, 2023. The amounts indicated in the table above include, in addition to vests of restricted stock on June 28, 2023: (a) shares earned by the named executive officers under ROIC units for the 2020-2022 performance period which paid out at target level and dividend equivalents thereon paid out in shares; and (b) shares earned by the named executive officers under TSR units for the March 1, 2020 to

February 28, 2023 performance period, which paid out at 144% of target on March 21, 2023. The closing price of PCA’s common stock on the New York Stock Exchange on June 28, 2023 was $129.40 and on March 21, 2023, the payout date for the TSR unit shares was $132.96. The amounts in the “Value Realized on Vesting” column include the value of fractional shares paid out in cash for dividend equivalents.

Pension Benefits as of December 31, 2023

Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley participate in our defined benefit pension plans. Mr. Mundy and Mr. Carter do not participate in our defined benefit pension plans, as they joined PCA after April 12, 1999.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Mark W. Kowlzan	Plan 1 Plan 2	24.71 24.71	$1,148,973 9,198,685	11,742 -

Thomas A. Hassfurther	Plan 1 Plan 2	24.71 24.71	1,015,803 11,051,940	15,704 -

Donald R. Shirley	Plan 1 Plan 2	24.71 24.71	664,966 944,048	- -

(1)

Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2023) (the “PCA Pension Plan”).

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2023).

The Pactiv supplemental executive retirement plan was terminated and the present value of all benefits earned under that plan was paid out to all participants, including PCA named executive officers participating in that plan, during December 2010. Years of service under that plan are credited for purposes of determining benefits under the PCA plan. However, the present value of accumulated benefits reflected in the table for Plan 2 reflect only the present value of benefits earned under the PCA SERP from and after May 1, 2004, which is the date of inception of the PCA SERP.

The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The PCA SERP provides additional pension benefits to Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive annual cash incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP. The maximum years of credited service for Mr. Hassfurther for purposes of the SERP is 50 years.

(2)

The present values of accumulated benefits reported for the named executive officers are for benefits earned under Plan 1 from April 12, 1999 through December 31, 2023 and the present value of accumulated benefits earned under Plan 2 from May 1, 2004 through December 31, 2023. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each of Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley while employed by PCA is 24.71 years.

The present values of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2023 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 4.89% discount rate for Plan 1 and a 4.86% discount rate for Plan 2, the same discount rates we use for ASC 715 calculations for financial reporting purposes; and (ii) the plan’s unreduced retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the ASC 715 assumption (the Amounts-weighted Pri-2012 Retiree Mortality Table with White Collar Adjustment projected generationally using MP-2021) but do not include a factor for preretirement termination, mortality, or disability. Amounts for the pension plans are based on the present value of the annuity elections reflected in the ASC 715 calculation.

2023 Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark W. Kowlzan	-	-		-	-
Thomas A. Hassfurther	-	-	1,610,202	-	6,903,235
Robert P. Mundy	-	61,300	208,476	-	789,163
Charles J. Carter	500,000	63,400	426,992	-	3,103,524
Donald R. Shirley	-	-		-	-

(1)

We provide annual deferred compensation account contributions to Mr. Mundy and Mr. Carter because they are not eligible to participate in our defined benefit pension plans. Amounts reported in this column were reported in the Summary Compensation Table as “All Other Income” for 2023.

(2)

Earnings on deferred compensation are not included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under our annual incentive plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) Prudential Core Plus Bond (intermediate to long term bond); and (iv) Northern Trust Collective S&P 500 (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Northern Trust Collective S&P 500, Fidelity Growth Company and Prudential Core Plus Bond Fund, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company option are also factored into the respective notional returns calculated for this investment option.

The rates of return for the deferred compensation investment options were as follows for 2023:

Fund Name	Annual Return%
Northern Trust Collective S&P 500	26.28
The Fidelity Growth Company	46.17
Prudential Core Plus Bond	8.09
The JPMorgan Chase Prime Rate	8.15

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of the deferred amounts are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administration Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination or a Change of Control

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. If a named executive officer terminates or retires, post-termination arrangements or post-retirement arrangements would be considered on a case-by-case basis, and we will consider such arrangements if we require transitional services and/or non-competition or non-solicitation covenants. We would consider acceleration or continued vesting of unvested equity awards in connection with termination or retirement on a case-by-case basis. Based on the closing market price of our common stock of $162.91 on the New York Stock Exchange on December 29, 2023, the

last trading day of the year, the value of unvested restricted stock and performance units, assuming payout at the target level of performance for all performance units, held by each named executive officer was: Mr. Kowlzan, $33,443,794; Mr. Hassfurther, $23,124,486; Mr. Mundy, $8,726,926; Mr. Carter, $7,316,940; and Mr. Shirley, $5,594,492.

Each of Mr. Kowlzan and Mr. Hassfurther are retirement eligible under the terms of the PCA Pension Plan, and, in the event of a termination, would be entitled to receive the benefits described above under “Pension Benefits as of December 31, 2023.”

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse. In the event of death, (a) TSR units will vest on the date of death and pay out a pro-rated portion through the date of death of the holder, based upon actual performance through the date of death; and (b) ROIC units will vest on the date of death and pay out based upon actual performance through the calendar year preceding the date of death (or at the target level if the date of death is before the end of the first year of the performance period). In the event of disability, (a) the TSR units will not vest early and will pay out a pro-rated portion through the date of disability based upon performance through the entire performance period; and (B) ROIC units will not vest early and will pay out on the fourth anniversary of the award date based upon actual performance through the entire performance period.

Based on the closing market price of our common stock of $162.91 on the New York Stock Exchange on December 29, 2023, the last trading day of the year, (i) the value of unvested restricted stock and performance units held by each named executive officer that would vest as a result of death on December 31, 2023 was: Mr. Kowlzan, $34,720,360; Mr. Hassfurther, $24,005,337; Mr. Mundy, $9,217,904; Mr. Carter, $7,660,363; and Mr. Shirley, $5,886,332; and (ii) the value of unvested restricted stock and performance units held by each named executive officer that would vest as a result of disability on December 31, 2023 was: Mr. Kowlzan, $36,801,810; Mr. Hassfurther, $25,446,861; Mr. Mundy, $9,613,943; Mr. Carter, $8,052,369; and Mr. Shirley, $6,163,609. The foregoing values of awards that would vest upon death reflect the estimated degree of performance attained under the performance units through December 31, 2023 and the actual degree of performance for awards that vested earlier in 2024. The value of performance units that would vest as a result of disability on December 31, 2023 is not determinable because the payout of those awards would depend on actual performance through the end of the performance period; accordingly, we have assumed that performance units will vest at the target level for purposes of the calculation made in clause (ii) above, except that we used the actual degree of performance for awards that vested earlier in 2024.

Our equity awards include double-trigger change-of-control provisions for restricted stock and performance units if a qualifying substitute equity award is made. Based on the closing market price of our common stock of $162.91 on the New York Stock Exchange on December 29, 2023, the last trading day of the year, the value of unvested restricted stock and performance units held by each named executive officer that would vest either as a result of death or disability if the officer terminated or resigned for good reason within two years after, the change of control, or if a qualifying substitute equity award was not awarded to such officer was: Mr. Kowlzan, $40,772,622; Mr. Hassfurther, $28,190,735; Mr. Mundy, $10,672,748; Mr. Carter, $8,950,599; and Mr. Shirley, $6,841,837. The foregoing values reflect the estimated degree of performance through December 31, 2023 and the actual degree of performance for awards that vested earlier in 2024.

PAY FOR PERFORMANCE
Pay Versus Performance Table
The following table shows for 2023, 2022, 2021 and 2020:

●	the total compensation disclosed in the Summary Compensation Table (SCT Compensation) for Mr. Kowlzan, our principal executive officer (the PEO) for each of those years;

●	the average SCT Compensation for Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, who were our other named executive officers (the Non-PEO NEOs) for each of those years;

●	the Compensation Actually Paid (CAP), as determined in accordance with Item 402(v) of Regulation S-K under the Securities Exchange Act of 1934, for Mr. Kowlzan for each of those years;

●	the average CAP for the Other NEOs for each of those years;

●
the value of an initial fixed $100 investment made on January 1, 2020 as of the end of each of those years in: (a) the Company; and (b) the comparative peer group (the “Comparative Peer Group”) described under “—Long Term Equity Awards” elsewhere in this section (which is the peer group we measure performance against on a relative basis for purposes of determining payouts under our performance units and which is unchanged from the peer group we used in last year’s PVP table) on a weighted-average market capitalization basis;

●	our net income for each of those years, as reported in accordance with generally accepted accounting principles; and

●
our earnings per share, excluding special items
3
, for each of those years, which we believe is the most important financial performance measure to us, other than TSR to link compensation actually paid to our performance.

Year	SCT Total for PEO(1)	CAP for PEO(1)	Average SCT Total for Non- PEO NEOs(1)	Average CAP to Non-PEO NEOs(1)	Value of Initial Fixed $100 Investments based on:		Net Income (in millions)	Company Selected Measure of Earnings Per Share, Excluding Special Items
					Total Shareholder Return of the Company	Peer Group Total Shareholder Return
2023	$15,228,190	$26,358,360	$5,637,042	$9,342,353	$166.01	$149.05	$765.2	$8.70
2022	12,231,634	14,187,010	5,036,654	5,617,099	125.88	121.86	1,029.8	11.14
2021	12,517,313	8,937,387	4,655,014	3,497,059	129.32	152.87	841.1	9.39
2020	10,443,674	17,543,943	4,029,973	6,289,416	127.27	118.94	461.0	5.78

3
Earnings per share excluding special items is a Non-GAAP financial measure, which we present throughout this proxy statement. Important information relating to our use of this Non-GAAP financial measure and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles (GAAP) are included on Appendix A to this proxy statement as well as in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2023 under the captions “Executive Summary” and “Reconciliations of Non-GAAP Financial Measures to Reported Amounts.”

(1)	Below is a reconciliation of the SCT total to the CAP total for the PEO:

Year	Summary Compensation Table (SCT) Total Compensation	SCT Change in Pension Value	CAP Pension Service Cost	SCT Equity Value	Fair Value as of Year End of Equity Awards Granted During the Year	Increase (Decrease) from Prior- Year-End Fair Value of Awards that Vested During the Year	Year-over- Year Increase (Decrease) in Fair Value of Unvested Awards Granted in Prior Years	Dividends	Total
2023	$15,228,190	($888,965)	$252,829	($9,604,906)	$12,497,223	$1,159,227	$7,167,023	$547,739	$26,358,360
2022	12,231,634	-	394,222	(7,250,018)	5,991,532	2,605,270	(284,918)	$499,288	$14,187,010
2021	12,517,313	(325,321)	409,787	(6,745,717)	6,398,487	(1,142,952)	(2,563,862)	389,652	8,937,387
2020	10,443,674	(1,164,693)	476,277	(5,575,067)	8,854,213	(845,467)	5,104,418	250,588	17,543,943
Below is a reconciliation of the average SCT total to the average CAP total for the non-PEO NEOs.

Year	Summary Compensation Table (SCT) Total Compensation	SCT Change in Pension Value	CAP Pension Service Cost	SCT Equity Value	Fair Value as of Year End of Equity Awards Granted During the Year	Increase (Decrease) from Prior- Year-End Fair Value of Awards that Vested During the Year	Year-over- Year Increase (Decrease) in Fair Value of Unvested Awards Granted in Prior Years	Dividends	Total
2023	$5,637,042	($311,772)	$63,957	($3,019,176)	$3,928,335	$388,155	$2,471,924	$183,888	$9,342,353
2022	5,036,654	-	98,616	(2,634,404)	2,177,112	852,667	(95,409)	181,863	5,617,099
2021	4,655,014	(98,480)	102,592	(2,258,776)	2,142,514	(326,641)	(856,519)	137,355	3,497,059
2020	4,029,973	(423,033)	91,261	(1,866,742)	2,964,722	(146,679)	1,559,373	80,541	6,289,416
Outstanding and unvested stock awards included in CAP are valued as of the end of the year presented using methodology consistent with the valuation of such awards on the grant date and described in Note 1 to the Summary Compensation Table included in this proxy statement. Restricted stock is valued at the closing market price on the New York Stock Exchange on the last trading day of the year presented. The valuation of ROIC Units is determined based upon the probable outcome, which, for all outstanding units for all periods, was payout at 100%. The valuation of the TSR Units was redetermined as of the end of each year based upon a Monte Carlo simulation.
In each case, “Dividends” include dividends paid in cash on unvested restricted stock awards and the year over year change in value of accrued dividends on ROIC Performance Units.
List of Financial Performance Measures Used to Link CAP to Performance

•	Relative total shareholder return (against peer companies)

•	Earnings per share, excluding special items

•	Return on invested capital

Graphical Description of Relationship Between CAP and Performance Measures
The following chart shows our CAP to our PEO and our average CAP to our Other NEOs (presented as bars) for the years presented; and our TSR and the TSR of our Comparative Peer Group based upon the value of an initial $100 investment made on January 1, 2020 (presented as lines) as of the end of the years presented:

The following chart shows our CAP to our PEO and our average CAP to our Other NEOs (presented as bars) and our net income (presented as a line) for the years presented:

The following chart shows our CAP to our PEO and our average CAP to our Other NEOs (presented as bars) and our earnings per share, excluding special items (presented as a line) for the years presented:

DIRECTOR COMPENSATION
For service on the board, we do not compensate management. In 2023, non-employee directors received the compensation described below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Cheryl K. Beebe	190,000	84,938	-	274,938
Duane C. Farrington	165,000	84,938	-	249,938
Donna A. Harman	185,000	84,938	-	269,938
Robert C. Lyons	165,000	84,938	-	249,938
Thomas P. Maurer	165,000	84,938	-	249,938
Samuel M. Mencoff	190,000	84,938	-	274,938
Roger B. Porter	185,000	84,938	-	269,938
Paul T. Stecko	165,000	84,938	40,591	290,529
Thomas S. Souleles	185,000	84,938	-	269,938

(1)	All stock awards are fully vested at the time of award.
Description of Fee Arrangements
Each non-management director receives annual fees of $250,000, of which $165,000 is paid in cash in quarterly installments and $85,000 is paid in fully vested shares valued on the date of the annual meeting of stockholders and rounded to the nearest whole share. The lead director and audit committee chair receive additional annual cash fees of $25,000 and the other committee chairs receive additional annual cash fees of $20,000.
Each non-management director was awarded 636 fully vested shares on May 2, 2023, on which date the closing price of PCA’s common stock on the New York Stock Exchange was $133.55.
We annually review our director fees against our compensation peer group. Our compensation consultant prepared a survey showing the amounts and fee structures of the members of the peer group used for comparing the executive officer compensation, as described under “Compensation Discussion & Analysis-Comparative Assessments.” The committee reviewed the survey that assessed 2022 director fees paid by the peer group companies.
Our approved annual director compensation in 2022 was at approximately the median of the peer group. We made no changes to the compensation amount or structure, other than to increase the annual cash fees for the lead director and the audit committee chair from $20,000 to $25,000. Our compensation committee leads the annual review of director compensation and survey information. The full board approves director fees. Our shareholder-approved equity incentive plan includes a limit on outside director compensation of $650,000 per year.
Pension Benefits as of December 31, 2023

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul T. Stecko	Plan 1	14.71	414,420	51,232

Mr. Stecko retired as an officer of PCA at the end of 2013 and has continued to serve on our board of directors since his retirement. While he was employed by PCA, Mr. Stecko participated in the PCA Pension Plan described in Notes 1 and 2 to the “Pension Benefits as of December 31, 2023” table above. He did not participate in the SERP. He had 14.71 years of service under the plan through his retirement on December 30, 2013.

CHIEF EXECUTIVE OFFICER PAY RATIO

As disclosed in “Executive and Director Compensation—Summary Compensation Table,” the 2023 annual total compensation of our chief executive officer, Mark W. Kowlzan, was $15,228,190.

The 2023 annual total compensation of our median employee, as calculated in accordance with the requirements of Item 402 (c)(2)(x) of Regulation S-K, was $83,406. As permitted under applicable rules, we used the same median employee as we identified for 2022. Our median employee was identified as of December 31, 2022 using gross earnings for our domestic employees as provided by our payroll system, at which time we had 14,895 employees substantially all of whom are domestic. As permitted under applicable rules, we omitted our foreign employees from the determination, as our number of foreign employees is less than 5% of our total number of employees. As a result, we excluded approximately 14 Hong Kong employees. We annualized compensation for employees hired during the year. We did not otherwise make adjustments or estimates in connection with our determination of the median employee.

The 2023 ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of our employees was 182.6 to 1.

SHAREHOLDER PROPOSAL REGARDING DIRECTOR RESIGNATION

ITEM NO. 5 ON PROXY CARD

We expect the following shareholder proposal to presented at the 2024 Annual Meeting by the North Atlantic States Carpenters Pension Fund, 750 Dorchester Avenue, Boston, MA 02125-01132. Upon request, we will promptly provide any stockholder with the number of shares held by the stockholder making this proposal.

Director Election Resignation Bylaw Proposal:

Resolved: That the shareholders of Packaging Corporation of America (“Company”) hereby request that the board of directors take the necessary action to amend its director election resignation bylaw that requires each director nominee to submit an irrevocable conditional resignation to the Company to be effective upon the director’s failure to receive the required shareholder majority vote support in an uncontested election. The proposed amended resignation bylaw shall require the Board to accept a tendered resignation absent the finding of a compelling reason or reasons to not accept the resignation. Further, if the Board does not accept a tendered resignation and the director remains as a “holdover” director, the resignation bylaw shall stipulate that should a “holdover” director fail to be re-elected at the next annual election of directors, that director’s new tendered resignation will be automatically effective 30 days after the certification of the election vote. The Board shall report the reasons for its actions to accept or reject a tendered resignation in a Form 8-K filing with the U.S. Securities and Exchange Commission.

Supporting Statement: The Proposal requests that the Board amend its director resignation bylaw to enhance director accountability. The Company has established in its bylaws a majority vote standard for use in an uncontested director election, an election in which the number of nominees equal the number of open board seats. Under applicable state corporate law, a director’s term extends until his or her successor is elected and qualified, or until he or she resigns or is removed from office. Therefore, an incumbent director who fails to receive the required vote for election under a majority vote standard continues to serve as a “holdover” director until the next meeting of shareholders. A Company resignation bylaw currently addresses the continued status of an incumbent director who fails to be re-elected by requiring such director to tender his or her resignation for Board consideration.

The proposed new director resignation bylaw sets a more demanding standard of review of director resignations then that contained in the current resignation bylaw. The resignation bylaw will require the reviewing directors to articulate a compelling reason or reasons for not accepting a tendered resignation and allowing an un-elected director to continue to serve as a “holdover” director. Importantly, if a director’s resignation is not accepted and he or she continues as a “holdover” director but again fails to be elected at the next annual meeting of shareholders, that director’s new tendered resignation will be automatically effective 30 days following the election vote certification. While providing the Board latitude to accept or not accept the initial resignation of an incumbent director that fails to receive majority vote support, the amended bylaw will establish the shareholder vote as the final word when a continuing “holdover” director is not re-elected. The Proposal’s enhancement of the director resignation process will establish shareholder voting in director elections as a more consequential governance right.

Statement in Opposition to Shareholder Proposal

The board of directors recommends a vote against this shareholder proposal (the “Proposal”). The action requested by the Proposal is unnecessary because the company already has, and has for over a decade, maintained a majority voting by-law coupled with a director resignation by-law. This structure gives the board of directors appropriate time and discretion to consider whether to accept the resignation of a director who does not receive majority support in an uncontested election (a scenario the company has not faced in its over 20-year history as a public company), and requires the board to disclose its decision publicly, thereby subjecting it to accountability from shareholders. The board of directors also maintains several other corporate governance best practices that allow shareholders to hold the board accountable, including the ability for shareholders to remove a director without cause with support of a majority of the outstanding shares, the ability to elect all directors annually, and proxy access rights. In light of the robust governance protections afforded to the company’s shareholders, including the ability to hold the board of directors accountable for any decisions made regarding director resignations under its majority voting by-law, and for other reasons described below, the board does not believe it to be necessary or appropriate, as the Proposal requests, to impose on the board a heightened standard for rejecting a resignation nor a requirement that the resignation of a holdover director who fails to be re-elected must automatically take effect without any board discretion.

* * *

The company maintains a majority voting by-law. This means that in an uncontested director election, directors are elected only if they receive support from a majority of the votes cast (in contrast to the plurality standard that is the default under Delaware law). Under Delaware law, in the event a director fails to receive majority support in an uncontested election, such individual (a so-called “holdover director”) will remain in office until a successor is elected or the director resigns or is removed from office. To address this issue, the company’s by-laws include a director resignation policy, which requires any director who fails to receive majority support in an uncontested election to tender his or her resignation to the board of directors, which the board may accept or reject based on its evaluation in light of the best interests of the company and its shareholders. The board must publicly disclose its decision, thereby subjecting its decision to accountability by the shareholders. Specifically, Article III, Section 2 of the company’s by-laws, which the board of directors adopted in 2012, provides:

Any incumbent nominee for director who fails to receive the required number of votes for reelection in accordance with these by-laws must tender his or her resignation to the Board of Directors. The independent directors (excluding the director(s) who tendered the resignation) will evaluate any such resignation in light of the best interests of the Corporation and its stockholders in determining whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, and publicly disclose its decision, within 90 days following certification of the stockholder vote.

In its over 20-year history as a public company, the company has not faced a scenario where a director failed to receive a majority of the votes cast. However, the ability for the board of directors to evaluate whether to accept or reject a resignation in light of the best interests of the company and its shareholders is an important exercise of the board’s responsibility as a fiduciary for shareholders. By way of illustration, in the future the company could maintain a governance, environmental or social policy that is not consistent with the policies of one or more proxy advisory firms, and accordingly such proxy advisory firms may recommend votes against the chair of a particular board committee, and that could lead to an individual director failing to receive a majority of the votes cast solely by virtue of his or her status as committee chair and the application of a particular proxy advisory firm policy. In that scenario, the board would evaluate the director’s resignation in light of the board’s belief in its policy decision, and it could determine to reject the director’s resignation under the circumstances because it believes the policy is in fact in the best interests of the company and its shareholders. In that unlikely scenario, the company would subsequently engage our shareholders in an attempt to identify and address the policy concerns leading to the unfavorable vote in a manner the board believes to the be in the best interests of the company and its shareholders. If shareholders disagree with the board’s decision in that context, they will have ability to hold one or more directors accountable in the following year. We note that both ISS and Glass Lewis seek to hold companies accountable through so-called

“responsiveness” policies that may lead to withhold votes against directors in the following year if a company fails to address issues that caused a director to receive less than majority support.

In addition to majority voting and director resignation by-laws, the board has adopted several other corporate governance best practices that allow shareholders to hold the board accountable, including the ability for shareholders to remove a director without cause with support of a majority of the outstanding shares, the ability to elect all directors annually (i.e., no classified board), and customary proxy access rights giving a person or group of up to 20 persons that has continually held 3% or more of our common stock for three or more years the ability to nominate up to the greater of 20% of the total number of directors or two directors and include such nomination in our proxy statement.

Accordingly, the board does not believe it to be necessary or appropriate, as the Proposal requests, to impose on the board a heightened “compelling reason” standard for rejecting a resignation nor a requirement that the resignation of a holdover director who fails to be re-elected must automatically take effect without any board discretion.

For the foregoing reasons, the board of directors believes the adoption of the Proposal is unnecessary and not in the best interests of the company and its shareholders.

The board of directors recommends you vote AGAINST the Proposal.

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of March 15, 2024:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 89,754,751 shares outstanding on March 15, 2024.

Name of Beneficial Owner	Number of Shares Held	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern PA, 19355(1)	11,241,189	12.5
BlackRock, Inc	8,980,509	10.0
55 East 52nd Street
New York, NY 10055(2)
State Street Corporation	4,546,581	5.1
I Congress Street Boston, MA 02114-2016(3)
Mark W. Kowlzan(4)	495,654	*
Thomas A. Hassfurther(5)	287,153	*
Robert P. Mundy(6)	46,454	*
Charles J. Carter(7)	36,806	*
D. Ray Shirley(8)	32,953	*
Paul T. Stecko	18,765	*
Samuel M. Mencoff(9)	320,681	*
Cheryl K. Beebe	13,286	*
Duane C. Farrington	5,425	*
Karen E. Gowland	-	*
Donna A. Harman	3,361	*
Robert C. Lyons	11,611	*
Thomas P. Maurer	8,148	*
Roger B. Porter	20,786	*
Thomas S. Souleles	10,000	*
All directors and executive officers as a group (10) (21 persons)	1,494,832	1.7

* Denotes ownership of less than one percent.

(1)

This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission (SEC) on February 13, 2024 by the Vanguard Group, reporting shared voting power over 111,685 shares, sole dispositive power over 10,848,711 shares and shared dispositive power over 392,478 shares.

(2)

This information was obtained from a Schedule 13G/A filed with the SEC on February 7, 2024, by BlackRock, Inc., reporting sole voting power over 8,412,368 shares and sole dispositive power over 8,980,509 shares.

(3)

This information was obtained from a Schedule 13G filed with the SEC on January 29, 2024 by State Street Corporation, reporting shared voting power over 2,950,232 shares and shared dispositive power over 4,543,242 shares.

(4)

Included in the number of shares are 399,237 not subject to vesting conditions, 77,338 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions and 19,079 shares held in the 401(k) plan. Included in the number of shares not subject to vesting conditions are 2,565 shares held by Mr. Kowlzan’s spouse. Mr. Kowlzan disclaims beneficial ownership of shares held by his spouse.

(5)

Included in the number of shares are 222,366 shares not subject to vesting conditions, 53,209 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions and 11,578 shares held in the 401(k) plan. Also included in the number of shares not subject to vesting conditions are 53,862 shares held by Mr. Hassfurther’s spouse and 34,293 shares held indirectly through Bears Club Investment LLC, a family investment entity. Mr. Hassfurther disclaims beneficial ownership of shares held by his spouse and by the investment partnership, except to the extent of his pecuniary interest therein.

(6)	Included in the number of shares are 27,000 shares not subject to vesting conditions and 19,454 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions.

(7)

Included in the number of shares are 14,525 shares not subject to vesting conditions, 16,403 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions and 5,878 shares held in the 401(k) plan.

(8)

Included in the number of shares are 14,307 shares not subject to vesting conditions, 12,465 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions and 6,181 shares held in the 401k plan.

(9)

Included in the number of shares are 250,727 shares owned by Mr. Mencoff directly, and 69,954 shares held through Temple Hall Partners, LP, a family owned limited partnership. Mr. Mencoff disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP except to the extent of his pecuniary interest therein.

(10)	Includes 215,964 shares of restricted stock subject to forfeiture under certain conditions and 49,796 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and, unless approval of the transaction is delegated to another committee or required by the full board, the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investors — Corporate Governance.

Reportable Transactions

Nathaniel Carter, son of our Executive Vice President, Charles J. Carter, is employed by PCA as a manager. His total compensation, including salary, bonus, and grant date value of equity awarded, during 2023 was approximately $422,000.

Tyler Hassfurther, son of our Executive Vice President, Thomas A. Hassfurther, was employed by PCA as a manager through December 31, 2023. His total compensation, including salary, bonus, and grant date value of equity awarded, during 2023 was approximately $277,000.

Stephen Johnson, brother-in-law of our Senior Vice President, D. Ray Shirley, is employed by PCA as a manager. His total compensation, including salary and bonus during 2023 was approximately $143,000.

Karen E. Gowland, nominee for director, was employed by Boise Inc. before her retirement in March 2014. We acquired Boise Inc. in October 2013 and assumed responsibility for benefits under Boise’s plans. Through her prior service at Boise, Ms. Gowland earned benefits under Boise’s pension and retirement benefit plans. She participated in Boise’s Supplemental Early Retirement Plan (the “Boise SERP”) and received monthly benefits of $10,324 through February 2024, at which time she ceased participation in the Boise SERP and began participating in Boise’s qualified pension plan for salaried employees. Ms. Gowland received $123,883 of benefits under the Boise SERP in 2023. Benefits are not contingent upon present or future service.

Madison Dearborn Partners, which employs Mr. Souleles as co-Chief Executive Officer, is a private equity firm that invests in companies that may purchase products or services from, or sell products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Souleles is not compensated directly or indirectly as a result of any such transactions, does not otherwise have an interest in such transactions and is not involved in any manner in such transactions. Mr. Mencoff serves as Senior Advisor to Madison Dearborn, which is a non-executive position, after having served as Co-Chief Executive Officer through May 2023.

By virtue of his position with various entities that hold interests in certain Madison Dearborn portfolio companies, Mr. Souleles may be deemed to beneficially own more than 10% of those portfolio companies. We sold approximately $877,000 of products in the ordinary course of business to The Bazooka Company, of which Madison Dearborn holds an interest of more than 10%. We are not aware of any other business transactions during 2023 between PCA and any other Madison Dearborn portfolio companies.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2023.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2025 Annual Meeting of Stockholders must be received at our principal executive offices by November 29, 2024, and must otherwise comply with the SEC’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Director Nominations or Other Business to be Brought Before the 2025 Annual Meeting”). To be nominated by the board for election, the nominee must meet the qualifications and selection criteria set forth in the corporate governance guidelines and the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Our bylaws include customary “proxy access” provisions. Pursuant to these provisions, in general, a person or group of up to 20 persons that has continually held 3% or more of our common stock for three or more years may nominate up to the greater of 20% of the total number of directors or two directors and include such nomination in our proxy statement. The notice and other procedures set forth in our amended and restated by-laws in order to nominate a director candidate must be strictly complied with, and stockholders are encouraged to review those procedures carefully if they are interested in utilizing that process. If a candidate has been properly nominated, we will include his or her name and biography in the proxy statement and on the proxy card for the annual meeting.

If an eligible shareholder determines to nominate a person for director pursuant to the “proxy access” provisions described above, then written notice of such nomination must be received no earlier than the close of business on October 30, 2024 and no later than the close of business on November 29, 2024. If the 2025 annual meeting is called for a date that is not within 30 days before or 60 days after May 8, 2025 then notice must be received not later than the close of business on the 10th day after public announcement of the meeting date.

Director Nominations or Other Business to be Brought Before the 2025 Annual Meeting

Our by-laws provide that a stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

To be timely, written notice either to directly nominate persons for director (other than pursuant to the “proxy access” provisions described above) or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than the close of business on February 7, 2025 and no later than the close of business on March 9, 2025. If the 2025 annual meeting is called for a date that is not within 30 days before or after May 8, 2025, notice by the stockholder must be received not later than the close of business on the 10th day after public announcement of the meeting date. Written notice must contain the information required by our by-laws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our by-laws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with the advance notice requirements in our by-laws.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2024 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer
Corporate Secretary

March 28, 2024

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Earnings per share, excluding special items, is a non-GAAP financial measure. Management excludes special items, as it believes that these items are not necessarily reflective of the ongoing operations of our business. Non-GAAP financial measures are presented because they provide a means to evaluate the performance of our segments and our company on an ongoing basis using the same measures that are used by our management, because these measures assist in providing a meaningful comparison between periods and because these measures are frequently used by investors and other interested parties in the evaluation of companies and the performance of their segments. Any analysis of non-GAAP financial measures should be done in conjunction with results presented in accordance with GAAP. Non-GAAP measures are not intended to be substitutes for financial measures reported in accordance with GAAP and should not be used as such. A reconciliation of the non-GAAP measure to the most comparable measure reported in accordance with GAAP for the year ended December 31, 2023 is as follows:

Earnings per Share, Excluding Special Items

	2023		2022	2021	2020
Earnings per diluted share reported in accordance with GAAP	$8.48		$11.03	$8.83	$4.84
Special items:
Facilities closure and other costs (income) (a)	0.12		0.01	(0.03)	0.23
Jackson mill conversion-related activities (b)	0.09		0.11	0.11	-
Acquisition and integration related activities (c)	-		(0.01)	0.01	-
Debt refinancing (d)	-		-	0.47	-
Goodwill impairment (e)	-		-	-	0.58
Hurricane Laura impact (f)	-		-	-	0.08
Incremental costs for COVID-19 (g)	-		-	-	0.05
Total special items expense	0.21		0.11	0.56	0.94

Earnings per diluted share, excluding special items	$8.70	(h)	$11.14	$9.39	$5.78

(a)	For 2023, includes charges related to the closure of corrugated products facilities and design centers, partially offset by a gain on sale of a corrugated products facility.

For 2022, includes charges consisting of closure costs related to corrugated products facilities, partially offset by insurance proceeds received for a natural disaster at one of the corrugated products facilities, a gain on sale of assets related to a corrugated products facility, and a favorable lease buyout for a closed corrugated products facility.

For 2021, includes income consisting of an adjustment of the required asset retirement obligation related to the 2020 closure of the San Lorenzo, California facility, a gain on sale of transportation assets and corrugated products facilities, and insurance proceeds received for a natural disaster at one of the corrugated products facilities, partially offset by closure costs related to corrugated products facilities.

For 2020, includes charges for restructuring costs for paper administrative functions and closure costs for corrugated products facilities, substantially all of which relates to the closure of the San Lorenzo, California facility, partially offset by income related to the sale of a corrugated products facility.

(b)

Includes charges related to the announced discontinuation of production of uncoated freesheet paper grade on the No. 3 machine at the Jackson, Alabama mill associated with the permanent conversion of the machine to produce linerboard and other paper-to-containerboard conversion related activities.

(c)	For 2022, includes income from a favorable inventory adjustment related to the December 2021 Advance Packaging Corporation acquisition, partially offset by acquisition and integration costs.

For 2021, includes charges for acquisition and integration costs related to the December 2021 Advance Packaging Corporation acquisition.

A-1

(d)	Includes costs related to the Company’s debt refinancing completed in October 2021, which included a redemption premium and the write-off of the remaining balance of unamortized debt issuance costs.

(e)

During the second quarter of 2020, with the exacerbated deterioration in uncoated freesheet market conditions and the estimated impact on our Paper reporting unit arising from the COVID-19 pandemic, as well as projected future results of operations, we identified a triggering event indicating possible impairment of goodwill within our Paper reporting unit. The Company performed an interim quantitative analysis as of May 31, 2020, and, based on the evaluation performed, we determined that goodwill was fully impaired for the Paper reporting unit and recognized a non-cash impairment charge of $55 million.

(f)

Includes charges related to the impact of Hurricane Laura at our DeRidder, Louisiana mill, including unabsorbed costs related to lost production, excess purchased containerboard and freight costs, repair expenses, rental and supplies costs, and other recovery expenses.

(g)	Includes incremental, out-of-pocket costs related to COVID-19, including supplies, cleaning and sick pay. Beginning in July 2020, all corresponding COVID-19 expenses were included in normalized costs.

(h)	Amount may not foot due to rounding.

Free Cash Flow

Free cash flow is defined as net cash provided by operations less capital expenditures.

2023
Net cash provided by operations	$1,315.1
Less capital expenditures	(469.7)

Free Cash Flow	$845.4

A-2

APPENDIX B

PACKAGING CORPORATION OF AMERICA

SECOND AMENDED AND RESTATED

1999 LONG TERM EQUITY INCENTIVE PLAN

As Amended and Restated February 28, 2024

1.

History and Purpose. The Packaging Corporation of America 1999 Long-Term Equity Incentive Plan (the “Plan”) was established effective as of October 19, 1999 by Packaging Corporation of America (the “Company”) to promote the long-term growth and profitability of the Company and its Subsidiaries (as defined herein) by (a) providing Eligible Individuals (as described herein) with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (b) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. The Plan has been amended from time to time and was most recently amended and restated effective as of May 5, 2020. The following provisions constitute an amendment, restatement and continuation of the Plan effective as of the date that the amendment and restatement is approved by the Company’s stockholders (the “Effective Date” of the Plan as set forth herein).

2.	Definitions.

(a)	“Award” means any award granted under the Plan in accordance with the terms hereof.

(b)	“Board” mean the board of directors of the Company.

(c)	“Cause” means, unless otherwise provided by the Committee in an agreement evidencing an Award, the occurrence of one or more of the following events:

(i)

a Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or its Subsidiaries, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or its Subsidiaries or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or its Subsidiaries;

(ii)

any act or acts of disloyalty, misconduct or moral turpitude by a Participant injurious to the interest, property, operations, business or reputation of the Company or its Subsidiaries or conviction of a Participant of a crime the commission of which results in injury to the Company or its Subsidiaries; or

(iii)

a Participant’s failure or inability (other than by reason of his or her permanent disability) to carry out effectively his or her duties and obligations to the Company or its Subsidiaries or to participate effectively and actively in the management of the Company or its Subsidiaries, as determined in the reasonable judgment of the Board.

(d)	“Change in Control” means the occurrence of one of the following events:

(i)

if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)

consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv)	consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Code Section 409A” means Section 409A of the Code and any regulations and guidance of general applicability issued thereunder.

(g)

“Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board; provided, however, that the Committee with respect to Awards to Non-Employee Directors shall be the Board. Notwithstanding the foregoing (other than the proviso applicable to Non-Employee Directors), as long as the Company is subject to Section 16 of the Exchange Act, the Committee for purpose of the Plan shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements.

(h)

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(i)

“Competition” is deemed to occur if a person whose employment or service with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiaries (or his or her entire period of employment or other if less than five years).

(j)

“Disability” means, unless otherwise provided by the Committee in an agreement evidencing an Award, a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company disability plan. In the case of a Participant who is not a participant in a Company disability plan, “Disability” means, except as otherwise provided by the Committee, the Participant’s inability, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his position for the Company and its Subsidiaries, which condition is expected to be permanent; provided, however, that in the case of a Non-Employee Director, “Disability” means an injury or illness which, as determined by the Committee, renders the Participant unable to serve as a director of the Company.

(k)	“Effective Date” has the meaning set forth in Section 1.

(l)

“Eligible Individual” means any director, officer or employee of the Company or any Subsidiary, any individual who perform services for the Company or any Subsidiary, or any individual for whom an offer of employment has been extended by the Company and its Subsidiaries; provided, however, that an Award to a person to whom an offer of employment has been extended shall not be effective until such individual begins to provide services to the Company or any Subsidiary.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)

“Exempt Person” means any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries.

(o)	“Exercise Price” has the meaning set forth in Section 6(a).

(p)	“Expiration Date” has the meaning set forth in Section 6(c).

(q)	“Family Member” has the meaning given to such term in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(r)

“Fair Market Value” of a Share means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair market value of the Common Stock determined in good faith by the Board; provided, however, that when Shares received upon exercise of an Option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any Shares used to pay the Exercise Price and applicable withholding taxes and to compute the withholding taxes.

(s)	“Full Value Award” has the meaning set forth in Section 7(a).

(t)	“Good Reason” means, unless otherwise provided by the Committee in an agreement evidencing an Award, the occurrence of one or more of the following events that occurs on or after a Change in Control:

(v)	a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control; or

(vi)

a material reduction in the Participant’s annual base salary and target bonus, if any, or, in the case of a Participant who is a director not employed by the Company, the Participant’s annual compensation, as in effect immediately prior to the Change in Control.

A Participant’s Termination Date shall not be considered to be on account of Good Reason unless, within 30 days after the occurrence of an event described above, the Participant notifies the Company that the event has occurred, the Company has not remedied the event or condition by the 30th day following the date of such notice and the Participant terminates employment or service within 30 days following the expiration of the Company’s 30 day cure period. The definition of Good Reason shall not apply in the case of Award granted to any director of the Company in the director’s capacity as such.

(u)

“Gross Share Reserve” shall mean the 11,950,000 Shares previously approved by the Company’s stockholders for issuance under the Plan, plus 2,390,000 newly authorized Shares approved by the Company’s stockholders on the Effective Date.

(v)	“Incentive Stock Option” means an Option conforming to the requirements of Section 422 of the Code and any successor thereto.

(w)	“Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(x)	“Non-Qualified Stock Option” means any Option other than an Incentive Stock Option.

(y)

“Option” means the grant of an Award under the Plan that entitles the Participant to purchase Shares at an Exercise Price established by the Committee at the time of grant. Options may be either Incentive Stock Options or Non-Qualified Stock Options, as determined by the Committee; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(z)	“Participant” means any person to whom an Award is granted under the Plan.

(aa)

“Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment or service on retirement with the approval of the Committee. A Participant’s Termination Date shall not be considered to be on account of “Retirement” if it is for any other reason, including termination by the Company for Cause.

(bb)	“Share” has the meaning specified in Section 4(a).

(cc)

“SAR” means an Award granted under the Plan that entitles the Participant to receive cash or that number of Shares having a Fair Market Value equal to the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise, over (ii) an Exercise Price established by the Committee at the time of grant.

(dd)

“Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company; provided, however, that for purpose of Incentive Stock Options, a “Subsidiary” will be limited to a corporation that is a subsidiary of the Company within the meaning of Section 424(f) of the Code.

(ee)

“Substitute Award” means an Award of or with respect to Shares issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under Section 6(e).

(ff)

“Termination Date” means the date on which a Participant both ceases to be an employee of the Company and the Subsidiaries and ceases to perform material services for the Company and the Subsidiaries, regardless of the reason for the cessation; provided, however, that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Subsidiary which was the recipient of the Participant’s services; and provided further that with respect to a Non-Employee Directors, “Termination Date” means the date on which the Non-Employee Director’s service as a Non-Employee Director terminates for any reason. The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment or service; nor shall it be considered a termination of employment or service if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment or service relationship.

3.	Administration.

(a)

Administration Generally. The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board.

(b)

Rights and Powers of Committee. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time, form and substance of Awards made under the Plan to each Participant, and the terms, conditions, performance targets, restrictions and other provisions applicable to any Award, (iii) certify that the conditions and restrictions applicable to any Award have been met, (iv) modify the terms of, cancel or suspend Awards made under the Plan, (v) conclusively interpret the Plan and Awards made thereunder, (vi) accelerate the vesting or exercisability of any Award, (vii) make any adjustments necessary or desirable in connection with Awards made under the Plan to Eligible Individuals located outside the United States, and (viii) adopt, amend, or rescind such rules and regulations relating the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to and make such all determinations, for carrying out the Plan as it may deem appropriate.

(c)

Decisions Binding. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto and the rules and regulations of the principal securities exchange on which the Common Stock is then listed for trading.

(d)

Delegation. Except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(e)

Furnishing of Information. The Company and its Subsidiaries shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company and the Subsidiaries as to an individual’s or Participant’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.

(f)

Liability of Committee Members. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

(g)

Expenses and Funding. The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan.

4.	Shares Reserved and Limitations.

(a)

Generally. Subject to adjustments as provided in Section 4(e) and the share counting provisions in Section 4(b), as of the Effective Date, an aggregate of 3,075,614[1] shares of Common Stock (the “Shares”) may be issued pursuant to the Plan, less one (1) Share for every one (1) Share granted under the Plan after December 31, 2023 and prior to the Effective Date. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares, including Shares purchased in the open market or in private transactions.

(b)

Share Recycling. Shares covered by an Award shall only be counted as used to the extent that they are actually used. Any Shares that are subject to an Award under the Plan (other than a Substitute Award) that expires or terminates unexercised, becomes unexercisable, is forfeited, is cancelled, or otherwise terminates without the issuance of shares, or is settled in cash, shall again be available for further grants under the Plan. Shares subject to Substitute Awards shall not reduce the number of Shares that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any period pursuant to Section 4(c). The following Shares may not again be made available for issuance as Awards under the Plan pursuant to this Section 4(b): (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (ii) Shares used to pay the Exercise Price or withholding taxes relating to an outstanding Award; and (iii) Shares repurchased on the open market with the proceeds of the Exercise Price.

(c)	Limitations.

(i)

Incentive Stock Options. Subject to the terms and conditions of the Plan, the maximum number of Shares that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan shall be 14,340,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(ii)

Director Compensation. The sum of any cash compensation or other compensation and the value of any Awards granted to a director that is not employed by the Company as compensation for services as a director during any the period beginning on the date of one regular annual meeting of our stockholders until the date of the next regular annual meeting of our stockholders may not exceed $650,000. If an Award is denominated in cash but an equivalent amount of Common Stock is delivered in lieu of delivery of cash under this Section 4(c)(ii), the limitations of this Section shall be applied to the cash based on the methodology used by the Committee to convert the cash into Common Stock. If an Award are denominated in of Common Stock but an equivalent amount of cash is delivered in lieu of delivery of Shares, the limitations of this Section 4(c)(ii) shall be applied based on the methodology used by the Committee to convert the number of Shares into cash. If delivery of Common Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded

(d)	Form of Award. To the extent provided by the Committee, any Award may be settled in cash rather than in Shares.

1 The 3,075,614 Shares reflects 685,614 Shares that remained available for grant under the Plan as of December 31, 2023, plus 2,390,000 newly authorized Shares approved by the Company’s stockholders on the Effective Date.

(e)

Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall, in its sole discretion (i) adjust in the number and kind of shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Sections 4(a) and (c), including number of shares that may be delivered to an individual during any specified time as described in Section 4(c)), (ii) adjust the number and kind of shares or other property subject to outstanding Awards under the Plan, (iii) adjust the Exercise Price of outstanding Options and SARs, and (iv) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (A) replacement of Awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (B) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the Shares subject to the Option or SAR at the time of the transaction over the Exercise Price (or for no consideration if the Exercise Price exceeds the value of the Shares); provided, however, that the Committee shall not be required to make any adjustment that would (I) require the inclusion of any compensation deferred pursuant to provisions of the Plan (or an award thereunder) in a Participant’s gross income pursuant to Code Section 409A and/or (II) cause any award made pursuant to the Plan to be treated as providing for the deferral of compensation pursuant to Code Section 409A. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding Awards that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (1) canceled in exchange for cash or other property or (2) assumed by the surviving or continuing corporation.

(f)

Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards, (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the Gross Share Reserve (subject to adjustment under Section 4(e)); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability, involuntary termination, or a Change in Control, in the terms of the Award or otherwise.

5.

Participation. Participation in the Plan shall be limited to Eligible Individuals. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan. Subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the Plan and more than one Award may be granted to a Participant. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Eligible Individuals under the Plan, whether or not such individuals are similarly situated. A grant of any Award an Eligible Individual shall neither guarantee nor preclude a further grant of that or any other type to such Eligible Individual in that year or subsequent years.

6.

Options and SARs. The Committee may from time to time grant to Eligible Individuals Options and/or SARs (or a combination thereof). The Award granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

(a)

Exercise Price. The “Exercise Price” per Share of an Option or SAR (other than a Substitute Award) shall be established at the time of grant; provided, however, that in no event shall the Exercise Price be less than 100% of the Fair Market Value of a Share as of the date of grant (or, if greater, par value). In the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price may not be less than 110% of the Fair Market Value of a Share as of the date of grant of the Option, unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b)

Exercise and Vesting. Subject to Section 4(f), the terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan. No Option or SAR may be exercised prior to the date on which it is exercisable (or vested) or after the Expiration Date thereof and no SAR may be exercised unless, on the date of exercise, the Fair Market Value of a Share exceeds the Exercise Price.

(i)	Special Exercise Rules. Unless otherwise provided by the Committee:

(A)	If a Participant’s Termination Date occurs due to death or Disability, all of the Participant’s Options and SARs shall become fully vested and exercisable as of the Participant’s Termination Date.

(B)

If there is a Change in Control of the Company and a Participant’s Termination Date occurs on or within two years after such Change in Control by reason of termination by the Participant for Good Reason or by Company other than for Cause, all of the Participant’s Options and SARs shall become fully vested and exercisable upon the Termination Date.

(C)

If a Participant’s Termination Date occurs for any reason other than death or Disability (including Retirement) or by reason of a termination on or following a Change in Control as described in Section 6(b)(i)(B)), all of the Participant’s Options and SARs that were not exercisable on the Termination Date shall be forfeited immediately upon the Termination Date.

(ii)

Method of Exercise. Options may be exercised, in whole or in part, upon payment of the Exercise Price of the Shares to be acquired in accordance with procedures established by the Committee. An SAR shall be exercised upon notification by the Participant to the Company in accordance with procedures established by the Committee; provided, however, that all then outstanding SARs will be exercised automatically on the last day prior to the Expiration Date of the SAR so long as the Fair Market Value of a Share on that date exceeds the Exercise Price of the SAR.

(iii)

Payment of Exercise Price. Subject to the following provisions of this Section 6(b)(iii), the full Exercise Price of each Share purchased upon exercise of an Option shall be paid at the time of exercise. Payment of the Exercise Price shall be made (A) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (B) by delivery of outstanding Shares with a Fair Market Value on the date of exercise equal to the aggregate Exercise Price payable with respect to the Options’ exercise, (C), net exercise, (D) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, or (E) by any combination of the foregoing.

(iv)

Payment of Exercise Price with Shares. In the event a Participant elects to pay the Exercise Price payable with respect to an Option pursuant to Section 6(b)(iii)(B) above (relating to delivery of Common Stock), (A) only a whole number of share(s) of Common Stock (and not fractional Shares) may be tendered in payment, (B) the Participant must present evidence acceptable to the Company that he or she has owned any such Shares tendered in payment of the Exercise Price (and that such tendered Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the Participant, be made either by (I) physical delivery of the certificate(s) for all such Shares tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (II) direction to the Participant’s broker to transfer, by book entry, such Shares from a brokerage account of the Participant to a brokerage account specified by the Company. When payment of the Exercise Price is made by delivery of Common Stock, the difference, if any, between the aggregate Exercise Price payable with respect to the Option being exercised and the Fair Market Value of the Shares tendered in payment (plus any applicable taxes) shall be paid in cash. No Participant may tender Shares having a Fair Market Value exceeding the aggregate Exercise Price payable with respect to the Option being exercised (plus any applicable taxes).

(c)

Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that unless determined otherwise by the Committee, the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of:

(i)	the ten-year anniversary of the date on which the Option or SAR is granted;

(ii)	if the Participant’s Termination Date occurs by reason of death or Disability, 180 days after the Termination Date;

(iii)

if the Participant’s Termination Date occurs on or within two years following a Change in Control by reason of termination by the Participant for Good Reason or by the Company for reasons other than for Cause, the first anniversary of the Termination Date;

(iv)

if the Participant’s Termination Date occurs by reason of Retirement or for any reason other than death, Disability or termination for Cause, 90 days after the Termination Date provided that the Participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee; and

(v)	if the Participant’s Termination Date occurs for reasons of Cause, the day preceding the Termination Date.

In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the Common Stock is listed).

(d)

Limitations on Incentive Stock Options. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e)

No Repricing. Except for either adjustments pursuant to Section 4(e) (relating to the adjustment of Shares), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower Exercise Price or a Full Value Award. Except as approved by the Company’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a Share. In addition, no repricing of an Option or SAR shall be permitted without the approval of the Company’s stockholders if such approval is required under the rules of any stock exchange on which Common Stock is listed.

7.	Full Value Awards.

(a)

Full Value Award. A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future (including restricted stock, restricted stock units, deferred stock units, performance shares, and performance stock units) which is contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a Participant’s previously performed services or surrender or other compensation that may be due (in all cases, subject to Section 4(f)). The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

(b)

Change in Control Provisions. Subject to the following provisions, the Committee may provide in any Full Value Award for provisions relating to a Change in Control, including, the acceleration of the vesting of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, such Award.

(i)

For any Full Value Award that is continued, assumed or substituted with an award determined by the Committee to be substantially equivalent to the original Award in connection with such Change in Control (a “Substantially Equivalent Award”), in addition to any conditions provided for in the Award agreement, any acceleration of the vesting, or lapse of restrictions with respect to any outstanding awards in connection with a Change in Control shall occur if during the two-year period following the Change in Control, the Participant’s employment is (1) terminated by the Company for reasons other than Cause or (2) terminated by the Participant for Good Reason.

(ii)

If a Change in Control does not provide for a continuation, assumption or substitution of an outstanding Full Value Award with a Substantially Equivalent Award, then each Participant’s rights with respect to each such then outstanding Full Value Award shall automatically shall be cancelled in exchange for a payment equal to the value assigned to the number of Shares covered by such Full Value Award in connection with such Change in Control.

(iii)

For Awards that are conditioned or paid out upon the achievement of one or more performance objectives, the Committee may, in the Award agreement, (i) determine the payout or vesting level based upon performance through the date of, or a date prior to, such Change in Control; and/or (ii) determine to pay out such Award at the “target” or equivalent level of performance, if such a level is provided in the Award agreement. The Committee may determine that a Substantially Equivalent Award shall have an equivalent value to the vesting or payout level determined pursuant to the previous sentence and, after the Change in Control, no longer be subject to achievement of performance objectives and be subject only to continued service through the vesting date set forth in the original Award.

8.

Withholding Taxes. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through (a) cash payment by the Participant, or (b) the surrender of Shares which the Participant already owns or the surrender of shares to which a Participant is otherwise entitled under the Plan; provided, however, that (i) the amount withheld in the form of Shares under this Section 8 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, (ii) in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and (iii) in no event shall the Participant be permitted to elect to have an amount withheld in the form of Shares pursuant to this Section 8 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions (or such other rate permitted by the Committee that will not result in adverse accounting treatment for the Company). The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a Participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

9.

Written Agreement. Unless the Committee determines otherwise, the Committee may require a Participant to enter into an agreement with the Company or a Subsidiary, in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. Any such document shall be considered an Award agreement for purposes of the Plan regardless of whether any Participant signature is required.

10.

Transferability. Unless the Committee determines otherwise, no Award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution or to a Participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an Option may be exercised only by the Participant; by his or her Family Member if such person has acquired the Option by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. However, in no event will an Option granted under this Plan be transferred for value or consideration. All provisions of this Plan shall in any event continue to apply to any award granted under the Plan and transferred as permitted by this Section 10, and any transferee of any such Award shall be bound by all provisions of this Plan as and to the same extent as the applicable original Participant.

11.	Listing, Registration, Restrictions and Certification.

(a)

Listing. If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such Award may be exercised or settled, in whole or in part, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)	Restrictions. In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any

Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)

Certification. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Stock, the transfer of such Common Stock may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed.

12.

Settlements and Payments. Awards may be settled through cash payments, the delivery of Shares, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment (other than an Option or SAR and to the extent permitted by Code Section 409A), subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

13.

Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company or the Subsidiary, as applicable, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

14.

Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

15.

Dividends and Dividend Equivalents. An Award (other than an Option or a SAR Award) may provide the Participant with the right to receive dividend payments, dividend equivalent payments or dividend equivalent units with respect to Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares or Common Stock equivalents, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Common Stock equivalents. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on performance-based awards that have not been earned based on the performance criteria and measures established.

16.

Amendment and Termination of the Plan. The Board or the Committee may amend or terminate the Plan at any time, and the Committee may amend any Award; provided, however that, no amendment or termination may, in the absence of consent to the change by the affected Participant (or Beneficiary, if applicable), adversely affect the rights of any Participant (or Beneficiary) under any Award granted under the Plan prior to such amendment or termination is adopted; and provided, further that, adjustments pursuant to Section 4(e) (relating to adjustment of shares) shall not be subject to the foregoing limitations of this Section 16. Notwithstanding the foregoing, the provisions of Section 6(e)(relating to repricing) cannot be amended without the approval of the Company’s stockholders and no other amendment shall be made to the Plan without the approval of the Company’s stockholders if such amendment is required by law or the rules of any stock exchange on which the Common Stock is listed. It is the intention of the Company that to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Code Section 409A, the Plan and the Awards comply with the requirements of Code Section 409A and that the Board shall have the authority to amend the Plan as it deems necessary to conform to Section 409A. Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with Section 409A and the Committee is under no obligation to make any changes to any Award to cause such compliance.

17.	Limitation of Implied Rights.

(a) No Right to Assets. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) No Right to Employment or Continued Service. The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any participating individual the right to be retained in the employ or continued service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and Shares are registered in his name.

18.

Duration. The Plan shall be of unlimited duration, and, in the event of Plan termination, shall remain in effect as long as any Awards granted under it are outstanding and not fully vested or paid; provided, however, no new Awards will be made under the Plan after the tenth anniversary of the Effective Date. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

19.

Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

20.

Governing Law. The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

21.

Code Section 409A. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A, it is the intent of the parties to the applicable Award Agreement that such Award Agreement incorporate the terms and conditions necessary to avoid the consequences specified in Code Section 409A(a)(1) and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Code Section 409A and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six (6) months after the date of the separation from service. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.

22.

Restrictions on Shares and Awards. The Committee, in its discretion, may impose such restrictions on Shares acquired pursuant to the Plan, whether pursuant to the exercise of an Option or SAR, settlement of a Full Value Award or otherwise, as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Share ownership by the Participant, conformity with the Company’s recoupment, compensation recovery, or clawback policies and such other factors as the Committee determines to be appropriate. Without limiting the generality of the foregoing, unless otherwise specified by the Committee, any awards under the Plan and any Shares issued pursuant to the Plan shall be subject to the Company’s compensation recovery, clawback, and recoupment policies as in effect from time to time.

23.

Misconduct. If the Committee determines that a present or former employee has (a) used for profit or disclosed to unauthorized persons, confidential or trade secrets of the Company or any Subsidiary; (b) breached any contract with or violated any fiduciary obligation to the Company or any Subsidiary; or (c) engaged in any conduct which the Committee determines is injurious to the Company or its Subsidiaries, the Committee may cause that employee to forfeit his or her outstanding awards under the Plan.

24.

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by the start of the meeting.
Online Go to www.envisionreports.com/PKG or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

1. Election of Directors:												+
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Cheryl K. Beebe	☐	☐	☐	02 - Duane C. Farrington	☐	☐	☐	03 - Karen E. Gowland	☐	☐	☐

04 - Donna A. Harman	☐	☐	☐	05 - Mark W. Kowlzan	☐	☐	☐	06 - Robert C. Lyons	☐	☐	☐

07 - Thomas P. Maurer	☐	☐	☐	08 - Samuel M. Mencoff	☐	☐	☐	09 - Roger B. Porter	☐	☐	☐

10 - Thomas S. Souleles	☐	☐	☐	11 - Paul T. Stecko	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify appointment of KPMG LLP as our auditors.	☐	☐	☐	3.	Proposal to approve the Amended and Restated 1999 Long-Term Equity Incentive Plan.	☐	☐	☐
4.	Proposal to approve our executive compensation.	☐	☐	☐	5.	Proposal to amend the Director Election Resignation Bylaw.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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2024 Annual Meeting Admission Ticket

Packaging Corporation of America 2024 Annual Meeting of Shareholders

Wednesday, May 08, 2024, 8:30 A.M. local time

Packaging Corporation of America Corporate Office

1 N. Field Court, Lake Forest, Illinois 60045

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.envisionreports.com/PKG

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Packaging Corporation of America

Notice of 2024 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 8, 2024

Mark W. Kowlzan, Robert P. Mundy Kent A. Pflederer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Packaging Corporation of America to be held on May 8, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR proposals 2, 3 and 4 and AGAINST proposal 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)